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                                CERIDIAN CORPORATION

                         ---------------------------------

                                    $450,000,000

                                  CREDIT AGREEMENT

                              Dated as of June 7, 1999

                         ---------------------------------

                              BANK OF AMERICA NATIONAL

                           TRUST AND SAVINGS ASSOCIATION








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

                                 TABLE OF CONTENTS

                                                                          PAGE
ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 1.01     Certain Defined Terms . . . . . . . . . . . . . . . . . . .1
SECTION 1.02     Accounting Principles.. . . . . . . . . . . . . . . . . . .1
SECTION 1.03     Interpretation. . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II THE LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 2.01     The Loans . . . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 2.02     Borrowing Procedure.. . . . . . . . . . . . . . . . . . . .1
                 (a)  Notice to the Bank . . . . . . . . . . . . . . . . . .1
SECTION 2.03     Lending Offices.. . . . . . . . . . . . . . . . . . . . . .1
SECTION 2.04     Evidence of Indebtedness. . . . . . . . . . . . . . . . . .1
                 (a)  Note . . . . . . . . . . . . . . . . . . . . . . . . .1
                 (b)  Recordkeeping. . . . . . . . . . . . . . . . . . . . .1
SECTION 2.05     Minimum Amounts.. . . . . . . . . . . . . . . . . . . . . .1
SECTION 2.06     Required Notice.. . . . . . . . . . . . . . . . . . . . . .1

ARTICLE III INTEREST AND FEES; CONVERSION OR CONTINUATION. . . . . . . . . .1
SECTION 3.01     Interest. . . . . . . . . . . . . . . . . . . . . . . . . .1
                 (a)  Interest Rate. . . . . . . . . . . . . . . . . . . . .1
                 (b)  Interest Periods . . . . . . . . . . . . . . . . . . .1
                 (c)  Interest Payment Dates . . . . . . . . . . . . . . . .1
                 (d)  Notice to the Borrower . . . . . . . . . . . . . . . .1
SECTION 3.02     Default Rate of Interest. . . . . . . . . . . . . . . . . .1
SECTION 3.03     Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 3.04     Computations. . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 3.05     Conversion or Continuation. . . . . . . . . . . . . . . . .1
                 (a)  Election . . . . . . . . . . . . . . . . . . . . . . .1
                 (b)  Automatic Conversion . . . . . . . . . . . . . . . . .1
                 (c)  Notice to the Bank . . . . . . . . . . . . . . . . . .1
SECTION 3.06     Highest Lawful Rate.. . . . . . . . . . . . . . . . . . . .1

ARTICLE IV REDUCTION OF COMMITMENTS; REPAYMENT; PREPAYMENT . . . . . . . . .1
SECTION 4.01     Reduction or Termination of the Commitment. . . . . . . . .1
                 (a)  Optional Reduction or Termination. . . . . . . . . . .1
                 (b)  Mandatory Termination. . . . . . . . . . . . . . . . .1
SECTION 4.02     Repayment of the Loans. . . . . . . . . . . . . . . . . . .1
SECTION 4.03     Prepayments.. . . . . . . . . . . . . . . . . . . . . . . .1
                 (a)  Optional Prepayments . . . . . . . . . . . . . . . . .1
                 (b)  Mandatory Prepayments. . . . . . . . . . . . . . . . .1
                 (c)  Notice; Application. . . . . . . . . . . . . . . . . .1

ARTICLE V YIELD PROTECTION AND ILLEGALITY. . . . . . . . . . . . . . . . . .1


                                          i

SECTION 5.01     Inability to Determine Rates. . . . . . . . . . . . . . . .1
SECTION 5.02     Funding Losses. . . . . . . . . . . . . . . . . . . . . . .1
SECTION 5.03     Regulatory Changes. . . . . . . . . . . . . . . . . . . . .1
                 (a)  Increased Costs. . . . . . . . . . . . . . . . . . . .1
                 (b)  Capital Requirements.. . . . . . . . . . . . . . . . .1
                 (c)  Requests.. . . . . . . . . . . . . . . . . . . . . . .1
SECTION 5.04     Illegality. . . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 5.05     Funding Assumptions.. . . . . . . . . . . . . . . . . . . .1
SECTION 5.06     Obligation to Mitigate. . . . . . . . . . . . . . . . . . .1

ARTICLE VI PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 6.01     Payments. . . . . . . . . . . . . . . . . . . . . . . . . .1
                 (a)  Payments . . . . . . . . . . . . . . . . . . . . . . .1
                 (b)  Authorization to Bank. . . . . . . . . . . . . . . . .1
                 (c)  Extension. . . . . . . . . . . . . . . . . . . . . . .1
                 (d)  Application. . . . . . . . . . . . . . . . . . . . . .1
SECTION 6.02     Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . .1
                 (a)  No Reduction of Payments.. . . . . . . . . . . . . . .1
                 (b)  Deduction or Withholding; Tax Receipts.. . . . . . . .1
                 (c)  Indemnity. . . . . . . . . . . . . . . . . . . . . . .1
                 (d)  Mitigation . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE VII CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . .1
SECTION 7.01     Conditions Precedent to the Initial Loan. . . . . . . . . .1
                 (a)  Fees and Expenses. . . . . . . . . . . . . . . . . . .1
                 (b)  Loan Documents . . . . . . . . . . . . . . . . . . . .1
                 (c)  Documents and Actions Relating to Acquisition. . . . .1
                 (d)  Additional Closing Documents and Actions . . . . . . .1
                 (e)  Corporate Documents. . . . . . . . . . . . . . . . . .1
                 (f)  Legal Opinions . . . . . . . . . . . . . . . . . . . .1
SECTION 7.02     Conditions Precedent to All Loans.. . . . . . . . . . . . .1
                 (a)  Notice.. . . . . . . . . . . . . . . . . . . . . . . .1
                 (b)  Material Adverse Effect. . . . . . . . . . . . . . . .1
                 (c)  Representations and Warranties; No Default.. . . . . .1
                 (d)  Additional Documents.. . . . . . . . . . . . . . . . .1

ARTICLE VIII REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . .1
SECTION 8.01     Representations and Warranties. . . . . . . . . . . . . . .1
                 (a)  Corporate Existence and Power. . . . . . . . . . . . .1
                 (b)  Corporate Authorization; No Contravention. . . . . . .1
                 (c)  Governmental Authorization . . . . . . . . . . . . . .1
                 (d)  Binding Effect . . . . . . . . . . . . . . . . . . . .1
                 (e)  Litigation . . . . . . . . . . . . . . . . . . . . . .1
                 (f)  No Default . . . . . . . . . . . . . . . . . . . . . .1
                 (g)  ERISA Compliance . . . . . . . . . . . . . . . . . . .1


                                          ii

                 (h)  Title to Properties. . . . . . . . . . . . . . . . . .1
                 (i)  Taxes. . . . . . . . . . . . . . . . . . . . . . . . .1
                 (j)  Financial Condition. . . . . . . . . . . . . . . . . .1
                 (k)  Environmental Matters. . . . . . . . . . . . . . . . .1
                 (l)  Regulated Entities . . . . . . . . . . . . . . . . . .1
                 (m)  No Burdensome Restrictions . . . . . . . . . . . . . .1
                 (n)  Solvency . . . . . . . . . . . . . . . . . . . . . . .1
                 (o)  Labor Relations. . . . . . . . . . . . . . . . . . . .1
                 (p)  Copyrights, Patents, Trademarks and Licenses, etc. . .1
                 (q)  Material Subsidiaries and Equity Investments . . . . .1
                 (r)  Insurance. . . . . . . . . . . . . . . . . . . . . . .1
                 (s)  Year 2000. . . . . . . . . . . . . . . . . . . . . . .1
                 (t)  Merger Representations . . . . . . . . . . . . . . . .1
                 (u)  Disclosure . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE IX COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 9.01     Affirmative Covenants.. . . . . . . . . . . . . . . . . . .1
                 (a)  Financial Statements . . . . . . . . . . . . . . . . .1
                 (b)  Certificates; Other Information. . . . . . . . . . . .1
                 (c)  Notices. . . . . . . . . . . . . . . . . . . . . . . .1
                 (d)  Preservation of Corporate Existence, Etc.. . . . . . .1
                 (e)  Maintenance of Property. . . . . . . . . . . . . . . .1
                 (f)  Insurance. . . . . . . . . . . . . . . . . . . . . . .1
                 (g)  Payment of Obligations . . . . . . . . . . . . . . . .1
                 (h)  Compliance with Laws . . . . . . . . . . . . . . . . .1
                 (i)  Inspection of Property and Books and Records . . . . .1
                 (j)  Environmental Laws.. . . . . . . . . . . . . . . . . .1
                 (k)  Use of Proceeds. . . . . . . . . . . . . . . . . . . .1
                 (l)  Clean-Up Merger. . . . . . . . . . . . . . . . . . . .1
                 (m)  Further Assurances.. . . . . . . . . . . . . . . . . .1
SECTION 9.02     Negative Covenants. . . . . . . . . . . . . . . . . . . . .1
                 (a)  Limitation on Liens. . . . . . . . . . . . . . . . . .1
                 (b)  Mergers, Consolidations and Dispositions of Assets.. .1
                 (c)  Cash Investments; Minority Investments . . . . . . . .1
                 (d)  Indebtedness . . . . . . . . . . . . . . . . . . . . .1
                 (e)  Contingent Obligations . . . . . . . . . . . . . . . .1
                 (f)  Use of Proceeds. . . . . . . . . . . . . . . . . . . .1
                 (g)  Hostile Acquisitions . . . . . . . . . . . . . . . . .1
                 (h)  Lease Obligations. . . . . . . . . . . . . . . . . . .1
                 (i)  Interest Coverage Ratio. . . . . . . . . . . . . . . .1
                 (j)  Debt/Total Capitalization. . . . . . . . . . . . . . .1
                 (k)  Change in Business . . . . . . . . . . . . . . . . . .1
                 (l)  Accounting Changes . . . . . . . . . . . . . . . . . .1
                 (m)  Contracts of Subsidiaries. . . . . . . . . . . . . . .1
                 (n)  Acquisition Documents. . . . . . . . . . . . . . . . .1


                                         iii

ARTICLE X EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 10.01    Events of Default.. . . . . . . . . . . . . . . . . . . . .1
                 (a)  Non-Payment. . . . . . . . . . . . . . . . . . . . . .1
                 (b)  Representation or Warranty . . . . . . . . . . . . . .1
                 (c)  Specific Defaults. . . . . . . . . . . . . . . . . . .1
                 (d)  Other Defaults . . . . . . . . . . . . . . . . . . . .1
                 (e)  Cross-Default. . . . . . . . . . . . . . . . . . . . .1
                 (f)  Insolvency; Voluntary Proceedings. . . . . . . . . . .1
                 (g)  Involuntary Proceedings. . . . . . . . . . . . . . . .1
                 (h)  ERISA. . . . . . . . . . . . . . . . . . . . . . . . .1
                 (i)  Monetary Judgments . . . . . . . . . . . . . . . . . .1
                 (j)  Ownership. . . . . . . . . . . . . . . . . . . . . . .1
SECTION 10.02    Effect of Event of Default. . . . . . . . . . . . . . . . .1

ARTICLE XI MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 11.01    Amendments and Waivers. . . . . . . . . . . . . . . . . . .1
SECTION 11.02    Notices . . . . . . . . . . . . . . . . . . . . . . . . . .1
                 (a)  Notices. . . . . . . . . . . . . . . . . . . . . . . .1
                 (b)  Facsimile and Telephonic Notice. . . . . . . . . . . .1
SECTION 11.03    No Waiver; Cumulative Remedies. . . . . . . . . . . . . . .1
SECTION 11.04    Costs and Expenses; Indemnification.. . . . . . . . . . . .1
                 (a)  Costs and Expenses.. . . . . . . . . . . . . . . . . .1
                 (b)  Indemnification. . . . . . . . . . . . . . . . . . . .1
                 (c)  Other Charges. . . . . . . . . . . . . . . . . . . . .1
                 (d)  Obligations Under Existing Credit Facility.. . . . . .1
SECTION 11.05    Right of Set-Off. . . . . . . . . . . . . . . . . . . . . .1
SECTION 11.06    Survival. . . . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 11.07    Benefits of Agreement.. . . . . . . . . . . . . . . . . . .1
SECTION 11.08    Binding Effect; Assignment; Syndication.. . . . . . . . . .1
                 (a)  Binding Effect.. . . . . . . . . . . . . . . . . . . .1
                 (b)  Assignment.. . . . . . . . . . . . . . . . . . . . . .1
SECTION 11.09    GOVERNING LAW AND JURISDICTION. . . . . . . . . . . . . . .1
SECTION 11.10    WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . .1
SECTION 11.11    Limitation on Liability.. . . . . . . . . . . . . . . . . .1
SECTION 11.12    Confidentiality . . . . . . . . . . . . . . . . . . . . . .1
SECTION 11.13    Entire Agreement. . . . . . . . . . . . . . . . . . . . . .1
SECTION 11.14    Severability. . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 11.15    Counterparts. . . . . . . . . . . . . . . . . . . . . . . .1

SCHEDULES

Schedule 8.01(e)      Litigation
Schedule 8.01(g)      ERISA Matters
Schedule 8.01(j)      Contingent Obligations
Schedule 8.01(k)      Environmental Matters
Schedule 8.01(p)      Intellectual Property Matters
Schedule 8.01(q)      Subsidiaries
Schedule 9.02(b)      Transferable Assets

EXHIBITS

Exhibit A             Form of Note
Exhibit B             Form of Notice of Borrowing
Exhibit C             Form of Compliance Certificate
Exhibit D             Form of Notice of Conversion/Continuation

                                  CREDIT AGREEMENT

               THIS CREDIT AGREEMENT (this "Agreement"), dated as of June 7, 1999, is made between CERIDIAN CORPORATION, a Delaware corporation (the "Borrower"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

               The Borrower has requested the Bank to make term loans to the Borrower in an aggregate principal amount of up to $450,000,000 to fund a portion of the costs of the Acquisition (as defined below). The Bank is willing to make such loans to the Borrower upon the terms and subject to the conditions set forth in this Agreement.

               Accordingly, the parties hereto agree as follows:

                                     ARTICLE I
                                    DEFINITIONS

               CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

               "ACQUIRED COMPANY" means ABR Information Services, Inc., a Florida corporation.

               "ACQUISITION" means, collectively, the Purchase of the Acquired Company, through the Tender Offer undertaken by the Purchaser, and the Clean-Up Merger.

               "ACQUISITION DOCUMENTS" means that Agreement and Plan of Merger dated as of April 30, 1999 by and among the Borrower, the Purchaser and the Acquired Company (the "Merger Agreement"), together with the Offer, and all other documents and agreements entered into between the Acquired Company and the Borrower, the Purchaser and any of the Borrower's other Subsidiaries in furtherance of the transactions contemplated by the foregoing.

               "AFFILIATE" means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. For purposes of the foregoing, "control," "controlled by" and "under common control with" with respect to any Person shall mean the possession, directly or indirectly, of the power (i) to vote 15% or more of the securities having ordinary voting power of the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

               "APPLICABLE MARGIN" means (i) with respect to Base Rate Loans, 0% per annum; and (ii) with respect to Eurodollar Rate Loans, 0.75% (75 basis points) per annum from the Closing Date through the 90th day thereafter, and 0.875% (87.5 basis points) per annum from the 91st day after the Closing Date through the 120th day after the Closing Date, and 1.00% (100 basis points) per annum thereafter.

               "BANK" has the meaning set forth in the recital of parties to this Agreement.


                                          1.

               "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy."

               "BASE RATE" means the higher of:

               (a) the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its "reference rate." It is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and

               (b)    0.50% per annum above the latest Federal Funds Rate.

               Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

               "BASE RATE LOAN" means a Loan bearing interest at a rate determined by reference to the Base Rate.

               "BORROWER" has the meaning set forth in the recital of parties to this Agreement.

               "BORROWER'S ACCOUNT" means the account of the Borrower with the Bank as the Borrower from time to time shall designate in a written notice to the Bank.

               "BUSINESS DAY" means a day (i) other than Saturday or Sunday, and
(ii) on which commercial banks are open for business in New York, New York, Chicago, Illinois and San Francisco, California.

               "CAPITAL LEASE" has the meaning specified in the definition of "Capital Lease Obligation."

               "CAPITAL LEASE OBLIGATION" means any monetary obligation of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease ("Capital Lease").

               "CASH EQUIVALENTS" means:

               (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six months from the date of acquisition;

               (b) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than six months, issued by the Bank, or by any U.S. commercial or investment bank or broker having combined capital and surplus of not less than $100,000,000 whose short term securities are rated at least A-1 by S&P and P-1 by Moody's; and


                                          2.

               (c) commercial paper or promissory notes of an issuer rated at least A-1 by S&P or P-1 by Moody's and in either case having a tenor of not more than three months.

               "CLEAN-UP MERGER" means the merger of the Acquired Company and the Purchaser, as contemplated by the Merger Agreement.

               "CLOSING DATE" means the date on which all conditions precedent set forth in Section 7.01 are satisfied or waived by the Bank, which shall be a date occurring on or before June 15, 1999.

               "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

               "COMMITMENT" means, at the time any determination thereof is to be made, $450,000,000, as from time to time reduced pursuant to Section 4.01, or, where the context so requires, the obligation of the Bank to make Loans up to such amount on the terms and conditions set forth in this Agreement.

               "COMMITMENT LETTER" has the meaning set forth in
Section 11.08(b).

               "COMPLIANCE CERTIFICATE" means a certificate of a Responsible Officer of the Borrower, in substantially the form of EXHIBIT C, with such changes thereto as the Bank may from time to time reasonably request.

               "CONSOLIDATED INDEBTEDNESS" means, at any time, all amounts which would, in accordance with GAAP, be included as Indebtedness on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time.

               "CONSOLIDATED INTEREST EXPENSE" means, for any period, gross consolidated interest expense for such period (including all commissions, discounts, fees and other charges in connection with letters of credit) for the Borrower and its Subsidiaries.

               "CONSOLIDATED NET INCOME (LOSS)" means, for any period, all amounts which would, in accordance with GAAP, be included in net income (loss) on the consolidated income statement of the Borrower and its Subsidiaries for such period.

               "CONSOLIDATED NET WORTH" means, at any time, with respect to the Borrower and its Subsidiaries, shareholders' equity on the date of determination as determined in accordance with GAAP (except that the effects of direct charges or credits to shareholders' equity related to accounting for pensions ("FAS 87") and foreign currency translation ("FAS 52") are to be disregarded).

               "CONSOLIDATED TOTAL ASSETS" means, at any time, the total consolidated assets of the Borrower and its Subsidiaries measured as of the last day of the fiscal quarter ending on or before the date of determination, as determined in accordance with GAAP.


                                          3.

               "CONTINGENT OBLIGATION" means, as to the Borrower or any of its Subsidiaries, (a) any Guaranty Obligation of that Person; (b) any reimbursement obligation of that Person with respect to a standby letter of credit, surety bond, banker's acceptance or similar instrument; (c) any obligation of that Person to purchase any materials, supplies or other property from, or to obtain the services of, another Person (other than the Borrower or one of its Subsidiaries) if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; and (d) all Indebtedness (other than that of the Borrower or any of its Subsidiaries) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by the Borrower or any such Subsidiary; but in all events excluding obligations of the type described in clauses (a) through (d) above to the extent that reserves or liabilities have been established therefor in the Borrower's consolidated financial statements.

               "CONTRACTUAL OBLIGATIONS" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

               "DEFAULT" means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

               "DOLLARS" and the sign "$" each mean lawful money of the United States.

               "EBIT" means, for any period, for the Borrower and its Subsidiaries determined in accordance with GAAP, the sum of (a) Consolidated Net Income (Loss), plus (b) Consolidated Interest Expense, plus (c) provision for income taxes to the extent included in the determination of Consolidated Net Income (Loss), and minus (d) interest income, all determined on a consolidated basis for the Borrower and its Subsidiaries; provided, however, that Consolidated Net Income (Loss) shall be computed for these purposes without giving effect to extraordinary losses or gains or losses or gains from discontinued operations.

               "ELIGIBLE ASSIGNEE" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (c) any Affiliate of the Bank.

               "ENVIRONMENTAL CLAIMS" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise),


                                          4.

cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the alleged or actual presence, placement, migration, spillage, leakage, disposal, discharge, emission or release of any Hazardous Material at, in, or from property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

               "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations, registration requirements and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental and land use matters or health and safety matters involving Hazardous Materials.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

               "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

               "ERISA EVENT" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

               "EURODOLLAR BUSINESS DAY" means a Business Day on which dealings in Dollar deposits are carried on in the applicable interbank market.

               "EURODOLLAR RATE" means for each Interest Period for each Eurodollar Rate Loan the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

                    Eurodollar Rate  =            Interbank Rate
                                        ------------------------------------
                                        100% - Eurodollar Reserve Percentage


                                          5.

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

               "EURODOLLAR RATE LOAN" means a Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

               "EURODOLLAR RESERVE PERCENTAGE" means the maximum reserve requirement percentage (including any ordinary, supplemental, marginal and emergency reserves), if any, then applicable under Regulation D in respect of Eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in the Federal Reserve System with deposits exceeding
$1,000,000,000.

               "EVENT OF DEFAULT" has the meaning set forth in Section 10.01.

               "EXISTING CREDIT FACILITY" means that certain Credit Agreement dated as of December 12, 1995, amended and restated as of July 31, 1997, by and among the Borrower, the Bank, as Agent, and the financial institutions parties thereto.

               "FEE LETTER" has the meaning set forth in Section 3.03.

               "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%), as determined by the Bank, equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for any day of determination (or if such day of determination is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

               "FINAL MATURITY DATE" means December __, 1999.

               "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

               "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

               "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative


                                          6.

functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

               "GUARANTY OBLIGATION" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (ii) to advance or provide funds (a) for the payment or discharge of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) in connection with any synthetic lease or other similar off balance sheet lease transaction, or (v) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.

               "HAZARDOUS MATERIALS" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, hazardous chemicals, special waste, hazardous substance, hazardous material, regulated substance, or toxic substance, or petroleum or petroleum derived substance or waste.

               "IBOR" means for any Interest Period, with respect to a Eurodollar Rate Loan, the rate of interest per annum determined by the Bank to be the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Rate Loan to be made, continued or converted and having a maturity comparable to such Interest Period, would be offered by the Bank's Grand Cayman Branch, Grand Cayman B.W.I., or successor branch designated by the Bank, to major banks in the offshore interbank market upon request of such banks as of the later of 11:00 a.m. (New York City time) two Eurodollar Business Days prior to the commencement of the applicable Interest Period or the time of receipt of the applicable Notice.

               "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the Ordinary Course of Business pursuant to ordinary terms); (c) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); and (e) all Capital Lease Obligations. Indebtedness owed to the Borrower by its Subsidiaries, by one Subsidiary to another or by the Borrower to a Subsidiary shall not constitute Indebtedness.


                                          7.

               "INSOLVENCY PROCEEDING" means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

               "INTERBANK RATE" means LIBOR or IBOR, as selected by the Borrower in the Notice in question.

               "INTEREST PAYMENT DATE" means a date specified for the payment of interest pursuant to Section 3.01(c).

               "INTEREST PERIOD" means, with respect to any Eurodollar Rate Loan, the period determined in accordance with Section 3.01(b) applicable thereto.

               "INVESTMENT" of a Person means (i) the outstanding principal amount of any loan, advance, extension of credit (other than loans, advances or extensions of credit arising in the Ordinary Course of Business), or (ii) the amount (measured by the amount of cash expended or the then-current fair market value of other assets, including stock of such Person, utilized as consideration) of any contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership or membership interests, notes, debentures or other securities of any other Person made by such Person, reduced by the amount of any distribution by such other Person constituting a return of capital, any payment of principal on such notes, debentures or other debt securities, or any proceeds from the sale of any equity or debt securities of such other Person.

               "LENDING OFFICE" has the meaning set forth in Section 2.03.

               "LIBOR" means, for any Interest Period, with respect to a Eurodollar Rate Loan, the rate of interest determined by the Bank to be the rate of interest appearing on Dow Jones Page 3750 for deposits in Dollars in the approximate amount of the Eurodollar Rate Loan to be made, continued or converted and having a maturity comparable to such Interest Period at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the commencement of such Interest Period. "Dow Jones Page 3750" means the display designated as "3750" on the Dow Jones Market Service (formerly known as the Telerate Service) or any replacement page thereof.

               "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or other security interest (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation and any financing lease having substantially the same economic effect as any of the foregoing) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an Operating Lease.


                                          8.

               "LOAN DOCUMENTS" means this Agreement, the Note, the Fee Letter, the Commitment Letter, and all officers' certificates delivered to the Bank under or in connection with this Agreement.

               "LOAN" has the meaning set forth in Section 2.01(b).

               "MARGIN STOCK" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

               "MATERIAL ADVERSE EFFECT" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the relevant Person and its Subsidiaries taken as a whole or (b) a material adverse effect upon the validity or enforceability against the Borrower of any of the Loan Documents.

               "MATERIAL SUBSIDIARY" means at any time any Subsidiary of the Borrower the assets of which are 10% or more of Consolidated Total Assets.

               "MERGER AGREEMENT" has the meaning set forth in the definition of Acquisition Documents.

               "MINIMUM AMOUNT" has the meaning set forth in Section 2.05.

               "MINIMUM CONDITION" means the minimum number of shares required to be tendered in order to accomplish the Clean-Up Merger, as specified in the Merger Agreement.

               "MOODY'S" means Moody's Investors Service, Inc. and any successor thereto.

               "MULTIEMPLOYER PLAN" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

               "NET CASH PROCEEDS" means when used in respect of any sale of assets or the issuance of any debt or equity securities of the Borrower or any Subsidiary, the gross proceeds received by the Borrower or such Subsidiary from such disposition or issuance less all direct costs and expenses incurred or to be incurred, and all federal, state, local and foreign taxes assessed or to be assessed, in connection therewith.

               "NOTE" means the Promissory Note of the Borrower payable to the order of the Bank, in substantially the form of EXHIBIT A.

               "NOTICE" means a Notice of Borrowing, a Notice of Conversion or Continuation or a Notice of Prepayment.

               "NOTICE OF BORROWING" has the meaning set forth in Section 2.02.


                                          9.

               "NOTICE OF CONVERSION OR CONTINUATION" has the meaning set forth in Section 3.05(c).

               "NOTICE OF LIEN" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

               "NOTICE OF PREPAYMENT" has the meaning set forth in
Section 4.03(c).

               "OBLIGATIONS" means the indebtedness, liabilities and other obligations of the Borrower to the Bank under or in connection with the Loan Documents, including all Loans, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by the Borrower to the Bank thereunder or in connection therewith, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

               "OFFER" means, collectively, the Tender Offer Statement filed by the Purchaser on May 7, 1999 with the SEC on Schedule 14D-1, the Offer to Purchase dated May 7, 1999, the related letter of transmittal, and any public announcement relating to the foregoing.

               "OPERATING LEASE" means, for any Person, any lease of any property of any kind by that Person as lessee which is not a Capital Lease.

               "ORDINARY COURSE OF BUSINESS" means, in respect of any transaction involving the Borrower or any Subsidiary of the Borrower, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

               "ORGANIZATION DOCUMENTS" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designations or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

               "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

               "PENSION PLAN" means a pension plan, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, which the Borrower or any ERISA Affiliate sponsors or maintains, or to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan, as described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years; but excluding in all cases any Multiemployer Plan.

               "PERMITTED LIENS" has the meaning specified in Section 9.02(a).


                                         10.

               "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature or any Governmental Authority.

               "PLAN" means an employee benefit plan, as defined in Section 3(3) of ERISA, which the Borrower or any ERISA Affiliate sponsors or maintains, or to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, and includes any Pension Plan or Multiemployer Plan.

               "PURCHASE" means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership or membership interests of a partnership or limited liability company, respectively.

               "PURCHASER" means Spring Acquisition Corp., a Florida corporation and a Wholly-Owned Subsidiary of the Borrower.

               "RATE CONTRACTS" means interest rate, currency and commodity swap agreements, cap, floor and collar agreements, interest rate insurance, currency, interest rate and commodity spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates or commodity prices.

               "REGULATION D" means Regulation D of the FRB.

               "REGULATORY CHANGE" has the meaning set forth in Section 5.03(a).

               "RELATED PERSON" means any Affiliate, director, officer, employee, agent, counsel or other advisor of any Person.

               "REPORTABLE EVENT" means any of the events set forth in Section 4043(c) of ERISA or the regulations promulgated thereunder, other than any such event for which the 30- day notice requirement under ERISA has been waived in regulations issued by the PBGC.

               "REQUIRED NOTICE DATE" has the meaning set forth in Section 2.06.

               "REQUIREMENT OF LAW" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of any arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.


                                         11.

               "RESPONSIBLE OFFICER" means the chief executive officer, the chief financial officer, the president, any executive vice president, the controller or the treasurer of the Borrower.

               "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, and any successor thereto.

               "SEC" means the Securities and Exchange Commission, or any successor thereto.

               "SOLVENT" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the fair value of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Conveyances Act (as enacted in the State of Illinois);
(b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

               "SUBSIDIARY" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

               "SYNDICATION" has the meaning specified in Section 11.08(b).

               "TAXES" has the meaning set forth in Section 6.02(a).

               "TENDER OFFER" means the offer to purchase all outstanding shares of voting stock of the Acquired Company for cash in accordance with the terms of the Offer.

               "TENDER OFFER EXPIRY DATE" means the date the Tender Offer expires, such date to be not later than September 5, 1999.

               "TERM EXPIRY DATE" means the earlier of (a) October 29, 1999, and
(b) the effective date of the Clean-Up Merger.

               "UNITED STATES" and "U.S." each means the United States of America.


                                         12.

               "WHOLLY-OWNED SUBSIDIARY" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

               SECTION I.02   ACCOUNTING PRINCIPLES.

               (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP as in effect from time to time, but all financial computations required under this Agreement shall be made in accordance with GAAP as in effect and applied by the Company on March 31, 1999, consistently applied, except to the extent otherwise agreed upon by the parties hereto.

               (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Borrower.

               INTERPRETATION. In the Loan Documents, except to the extent the context otherwise requires:

               (i) Any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears.

               (ii) The words "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears.

               (iii) The meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined.

               (iv) The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation."

               (v) References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents.

               (vi) References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to.


                                         13.

               (vii) Any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document.

               (viii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

               (ix) The use of a word of any gender shall include each of the masculine, feminine and neuter genders.

               (x) This Agreement and the other Loan Documents are the result of negotiations between the Bank and the Borrower, have been reviewed by counsel to the Bank and the Borrower, and are the products of both parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.

                                     ARTICLE II
                                     THE LOANS

               THE LOANS. The Bank agrees, on the terms and conditions hereinafter set forth, to make term loans (each a "Loan" and, collectively, the "Loans") to the Borrower from time to time on any Business Day during the period from the Closing Date through the Term Expiry Date, in an aggregate principal amount up to but not exceeding the Commitment; provided, that the Borrower may not borrow Loans on more than three separate dates. Any amount of the Loans repaid may not be reborrowed.

               SECTION II.02  BORROWING PROCEDURE.

               NOTICE TO THE BANK. Each loan shall be made on a business day upon written or telephonic notice (in the latter case to be confirmed promptly in writing) from the borrower to the bank, which notice shall be received by the bank not later than 9:30 a.m. (Chicago time) on the required notice date. Each such notice, except as provided in sections 5.01 and 5.04, shall be irrevocable and binding on the borrower, shall be in substantially the form of exhibit b (a "notice of borrowing") and shall specify whether the borrowing consists of a base rate loan or eurodollar rate loan, and the other information required thereby. Upon fulfillment of the applicable conditions set forth in article vii, and unless other payment instructions are provided by the borrower, the bank shall make the loan available to the borrower by crediting the borrower's account with same day or immediately available funds on such borrowing date.

               LENDING OFFICES. The Loans made by the Bank may be made from and maintained at such offices of the Bank (each a "Lending Office") as the Bank may from time to time designate. The Bank shall not elect a Lending Office that, at the time of making such election, increases the amounts which would have been payable by the Borrower to the Bank under this Agreement in the absence of such election. With respect to Eurodollar Rate Loans made from and maintained at the Bank's non-U.S. offices, the obligation of the Borrower to


                                         14.

repay such Eurodollar Rate Loans shall nevertheless be to the Bank and shall, for all purposes of this Agreement be deemed made or maintained by it, for the account of any such office.

               SECTION II.04     EVIDENCE OF INDEBTEDNESS.

               NOTE. As additional evidence of the Indebtedness of the Borrower to the Bank resulting from the Loans made by the Bank, the Borrower shall execute and deliver to the Bank pursuant to Article VII the Note, dated the Closing Date, setting forth the Commitment as the maximum principal amount thereof.

               RECORDKEEPING. The Bank shall record in its internal records the date and amount of each Loan made, each conversion to a different interest rate, each relevant Interest Period, the amount of principal and interest due and payable from time to time hereunder, each payment thereof and the resulting unpaid principal balance of such Loan. Any such recordation shall be rebuttable presumptive evidence of the accuracy of the information so recorded. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder and under any Note to pay any amount owing with respect to the Loans.

               MINIMUM AMOUNTS. Any borrowing, conversion, continuation, Commitment reduction or prepayment of any Loan hereunder shall be in an amount (such amount, a "Minimum Amount") of not less than $5,000,000 or a greater amount which is an integral multiple of $1,000,000.

               REQUIRED NOTICE. Any Notice hereunder shall be given not later than the date determined as follows (each such specified date, a "Required Notice Date"): (i) any Notice with respect to a borrowing of, or conversion into, any Base Rate Loan shall be given not later than the date of the proposed borrowing or conversion; (ii) any Notice with respect to any borrowing or continuation of, or conversion into, any Eurodollar Rate Loan based upon LIBOR shall be given at least two Eurodollar Business Days prior to the date of the proposed borrowing, conversion or continuation; (iii) any Notice with respect to any borrowing or continuation of, or conversion into, any Eurodollar Rate Loan based upon IBOR shall be given on or before the date of the proposed borrowing, conversion or continuation; and (iv) any Notice with respect to any prepayment under Section 4.01(a) be given at least one Business Day prior to the proposed prepayment date.

                                   ARTICLE III
                  INTEREST AND FEES; CONVERSION OR CONTINUATION

               SECTION III.01    INTEREST.

               INTEREST RATE. The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, at the following rates:

                    (i) during such periods as such Loan is a Base Rate Loan, at a rate per annum equal at all times to the Base Rate PLUS the Applicable Margin; and


                                      15.

                    (ii) during such periods as such Loan is a Eurodollar Rate Loan, at a rate per annum equal at all times during each Interest Period for such Eurodollar Rate Loan to the Eurodollar Rate for such Interest Period PLUS the Applicable Margin.

               INTEREST PERIODS. The initial and each subsequent Interest Period for the Eurodollar Rate Loans, shall be a period of one, two or three months, or such other period as requested by the Borrower and acceptable to the Bank. The determination of Interest Periods shall be subject to the following provisions:

                    (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                    (ii) no Interest Period shall extend beyond the Final Maturity Date;

                    (iii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the ending calendar month of such Interest Period) shall end on the last Business Day of the ending calendar month of such Interest Period; and

                    (iv) there shall be no more than five Interest Periods in effect at any one time.

               INTEREST PAYMENT DATES. Subject to Section 3.02, interest on the Loans shall be payable in arrears at the following times:

                    (i) interest on each Base Rate Loan shall be payable quarterly on the last Business Day in each calendar quarter, on the date of any prepayment or conversion of any such Base Rate Loan, and at maturity; and

                    (ii) interest on each Eurodollar Rate Loan shall be payable on the last day of each Interest Period for such Eurodollar Rate Loan, PROVIDED that (A) in the case of any such Interest Period which is greater than three months, interest on such Eurodollar Rate Loan shall be payable on each date that is three months, or any integral multiple thereof, after the beginning of such Interest Period and on the last day of such Interest Period and (B) if any prepayment, conversion or continuation is effected other than on the last day of such Interest Period, accrued interest on such Eurodollar Rate Loan shall be due on such prepayment, conversion or continuation date as to the principal amount of such Eurodollar Rate Loan prepaid, converted or continued.

               NOTICE TO THE BORROWER. Each determination by the Bank hereunder of a rate of interest and of any change therein, including any changes in (i) the Applicable Margin, (ii) the Base Rate during any periods in which Base Rate Loans shall be outstanding, and (iii) the Eurodollar Reserve Percentage (if any) during any periods in which Eurodollar Rate Loans shall be outstanding, in the absence of manifest error shall be conclusive and binding on the parties


                                      16.

hereto and shall be promptly notified by the Bank to the Borrower. Such notice shall set forth in reasonable detail the basis for any such determination or change. The failure of the Bank to give any such notice specified in this subsection shall not affect the Borrower's obligation to pay such interest or fees.

               DEFAULT RATE OF INTEREST. Notwithstanding Section 3.01, during the existence of any Event of Default or after acceleration, the Borrower shall pay interest (after as well as before any entry of judgment to the extent permitted by law) on the unpaid principal amount of all Obligations, (i) in the case of any Loans, at a rate per annum equal to the applicable Base Rate or Eurodollar Rate, as the case may be, PLUS the Applicable Margin for such Loans, PLUS 2% per annum, and (ii) in the case of any other Obligations, at a rate per annum equal at all times to the Base Rate PLUS 2% per annum; provided, HOWEVER, that, on and after the expiration of any Interest Period applicable to any Eurodollar Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the Borrower shall pay interest on the principal amount of such Loan, during the continuation of such Event of Default or after acceleration, at a rate per annum equal at all times to the Base Rate PLUS 2% per annum.

               FEES. The Borrower agrees to pay to the Bank such other fees as and when specified in that letter dated May 4, 1999 by the Bank to the Borrower (the "Fee Letter"). All fees payable under this Section 3.03 shall be nonrefundable.

               COMPUTATIONS. All computations of interest based upon the Base Rate (unless accruing based upon the Federal Funds Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which such interest is payable. All computations of commitment or other fee, and of interest based upon the Federal Funds Rate or Eurodollar Rate, shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which such fee or interest is payable. Notwithstanding the foregoing, if any Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Loan.

               SECTION III.05 CONVERSION OR CONTINUATION.

               ELECTION. The Borrower may elect (i) to convert all or any part of (a) any outstanding Base Rate Loan into a Eurodollar Rate Loan, or (b) any outstanding Eurodollar Rate Loan into a Base Rate Loan; or (ii) to continue all or any part of a Loan with one type of interest rate as such; PROVIDED, HOWEVER, that if the amount of any Eurodollar Rate Loan shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Eurodollar Rate Loan shall automatically convert into a Base Rate Loan, and on and after such date the right of the Borrower to continue such Loan as, and convert such Loan into, a Eurodollar Rate Loan shall terminate. Any conversion or continuation of any Eurodollar Rate Loan shall be made on the last day of the current Interest Period for such Eurodollar Rate Loans. No outstanding Loan may be converted into or continued as a Eurodollar Rate Loan if any Default has occurred and is continuing.

               AUTOMATIC CONVERSION. On the last day of any Interest Period for any Eurodollar Rate Loan, such Eurodollar Rate Loan shall, if not repaid, automatically convert into a Base Rate


                                      17.

Loan unless the Borrower shall have made a timely election to continue such Eurodollar Rate Loan as such for an additional Interest Period or to convert such Eurodollar Rate Loan, in each case as provided in subsection (a).

               NOTICE TO THE BANK. The conversion or continuation of any Loans contemplated by subsection shall be made upon written or telephonic notice (in the latter case to be confirmed promptly in writing) from the Borrower to the Bank, substantially in the form of EXHIBIT D, which notice shall be received by the Bank not later than 9:30 a.m. (Chicago time) on the Required Notice Date. Each such notice (a "Notice of Conversion or Continuation") shall, except as provided in Sections 5.01 and 5.04, be irrevocable and binding on the Borrower, shall refer to this Agreement and shall specify: (i) the proposed date of the conversion or continuation, which shall be a Business Day; (ii) the outstanding Loan (or part thereof) to be converted into or continued as a Base Rate or Eurodollar Rate Loan, which shall be in a Minimum Amount; (iii) if the conversion or continuation consists of any Eurodollar Rate Loan, the duration of the Interest Period with respect thereto; and (iv) that no Default exists hereunder.

               HIGHEST LAWFUL RATE. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by the Bank in connection with this Agreement or the Note under applicable law (the "Maximum Rate"), the Borrower shall not be obligated to pay, and the Bank shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

                                   ARTICLE IV
                            REDUCTION OF COMMITMENTS;
                              REPAYMENT; PREPAYMENT

               SECTION IV.01     REDUCTION OR TERMINATION OF THE COMMITMENT.

               OPTIONAL REDUCTION OR TERMINATION. The Borrower may, upon prior notice to the Bank as provided herein, terminate in whole or permanently reduce in part, as of the date specified by the Borrower in such notice, any then unused portion of the Commitment, PROVIDED that each partial reduction shall be in a Minimum Amount.

              (b) MANDATORY TERMINATION.

                    (i) The Commitment shall terminate on the Term Expiry Date.

                    (ii) Upon the making of any mandatory prepayment under
Section 4.03(b) on or prior to the Term Expiry Date, the Commitment shall automatically reduce by an amount equal to the amount of principal prepaid, effective as of the date of receipt by the Borrower or its Subsidiary of the proceeds arising from the sale of assets or issuance of securities.


                                      18.

                    (iii) Upon the making of any voluntary prepayment of Loans under Section 4.03(a), the Commitment shall automatically reduce by an amount equal to the amount of principal prepaid, effective as of the date of prepayment.

               REPAYMENT OF THE LOANS. The Borrower shall repay to the Bank in full on the Final Maturity Date the aggregate principal amount of the Loans outstanding on such date.

               SECTION IV.03     PREPAYMENTS.

               OPTIONAL PREPAYMENTS. Subject to Section 5.02, the Borrower may, upon prior notice to the Bank not later than the Required Notice Date, prepay the outstanding amount of the Loans in whole or in part, without premium or penalty. Any partial prepayments shall be in Minimum Amounts.

               (b) MANDATORY PREPAYMENTS.

                    (i) Upon the sale, transfer or other disposition of any assets (or group of related assets) by the Borrower or any Subsidiary, other than (A) sales of inventory in the ordinary course of business, (B) sales of obsolete or unusable equipment, or (C) sales and other dispositions that, either singly or together with any and all other sales and dispositions forming part of the same transaction or related series of transactions, relates to assets having a net book value of less than $1,000,000, the Borrower shall, within one Business Day of the Borrower's or such Subsidiary's receipt of the proceeds thereof, prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds therefrom. If any such transaction would result in the payment of an indemnity under Section 5.02, the Bank shall hold any payment received as cash collateral for the Obligations in an interest-bearing deposit account at the Bank pursuant to pledge documentation satisfactory to the Bank until the earlier of the end of the next Interest Period or the occurrence of an Event of Default.

                    (ii) Upon the issuance and sale of any debt or equity securities by the Borrower or any Subsidiary (not including, however, borrowings under the Existing Credit Facility or other credit facilities of any Subsidiary existing on May 1, 1999), the Borrower shall, within one Business Day of the Borrower's or such Subsidiary's receipt of the proceeds thereof, prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds therefrom. If any such transaction would result in the payment of an indemnity under Section 5.02, the Bank shall hold any payment received as cash collateral for the Obligations in an interest-bearing deposit account at the Bank pursuant to pledge documentation satisfactory to the Bank until the earlier of the end of the next Interest Period or the occurrence of an Event of Default.

               NOTICE; APPLICATION. The notice given of any prepayment (a "Notice of Prepayment") shall specify the date and amount of the prepayment and whether the prepayment is of Base Rate Loans or Eurodollar Rate Loans or a combination thereof, and if of a combination thereof the amount of the prepayment allocable to each. If the Notice of Prepayment is given, the Borrower shall make such prepayment and the prepayment amount specified in such Notice shall


                                      19.

be due and payable on the date specified therein, with accrued interest to such date on the amount prepaid.

                                    ARTICLE V
                         YIELD PROTECTION AND ILLEGALITY

               INABILITY TO DETERMINE RATES. If the Bank shall determine that adequate and reasonable means do not exist to ascertain the Eurodollar Rate, or the Bank shall determine that the Eurodollar Rate does not accurately reflect the cost to it of making or maintaining Eurodollar Rate Loans, then the Bank shall give telephonic notice (promptly confirmed in writing) to the Borrower of such determination. Such notice shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes. Thereafter, the obligation of the Bank to make or maintain Eurodollar Rate Loans hereunder shall be suspended until the Bank revokes such notice. Upon receipt of such notice, the Borrower may revoke any Notice then submitted by it. If the Borrower does not revoke such Notice, the Bank shall make, convert or continue Loans, as proposed by the Borrower, in the amount specified in the Notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

               FUNDING LOSSES. In addition to such amounts as are required to be paid by the Borrower pursuant to Section 5.03, the Borrower shall compensate the Bank, promptly upon receipt of the Bank's written request, for all losses, costs and expenses (including any loss or expense incurred by the Bank in obtaining, liquidating or re-employing deposits or other funds to fund or maintain the Eurodollar Rate Loans), if any, which the Bank sustains: (i) if the Borrower repays, converts or prepays any Eurodollar Rate Loan on a date other than the last day of an Interest Period for such Eurodollar Rate Loan (whether as a result of an optional prepayment, a mandatory prepayment (but subject to Section 4.03(b)(i)), a payment as a result of acceleration or otherwise); (ii) if the Borrower fails to borrow a Eurodollar Rate Loan after giving its Notice (other than as a result of the operation of Section 5.01 or 5.04); (iii) if the Borrower fails to convert into or continue a Eurodollar Rate Loan after giving its Notice (other than as a result of the operation of Section 5.01 or 5.04); or
(iv) if the Borrower fails to prepay a Eurodollar Rate Loan after giving its Notice. Any such request for compensation shall set forth the basis for requesting such compensation and shall, in the absence of manifest error, be conclusive and binding for all purposes.

               SECTION V.03      REGULATORY CHANGES.

               INCREASED COSTS. If after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (a "Regulatory Change"), or compliance by the Bank (or its Lending Office) with any request, guideline or directive (whether or not having the force of law) of any such Governmental Authority shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the FRB, but excluding with respect to any Eurodollar Rate Loan any such requirement included in the


                                      20.

calculation of the Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, the Bank's Lending Office or shall impose on the Bank (or its Lending Office) or on the United States market for certificates of deposit or the interbank eurodollar market any other condition affecting its Eurodollar Rate Loans or its obligation to make such Eurodollar Rate Loans, and the result of any of the foregoing is to increase the cost to the Bank (or its Lending Office) of making or maintaining any Eurodollar Rate Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Lending Office) under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amounts as shall compensate the Bank for such increased cost or reduction.

               CAPITAL REQUIREMENTS. If the Bank shall have determined that any Regulatory Change regarding capital adequacy, or compliance by the Bank (or any corporation controlling the Bank) with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority, has or shall have the effect of reducing the rate of return on the Bank's or such corporation's capital as a consequence of the Bank's obligations hereunder to a level below that which the Bank or such corporation would have achieved but for such adoption, change or compliance (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy), by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amounts as shall compensate the Bank for such reduction.

               REQUESTS. Any such request for compensation by the Bank under this Section 5.03 shall set forth the basis of calculation thereof and shall, in the absence of manifest error, be conclusive and binding for all purposes. In determining the amount of such compensation, the Bank may use any reasonable averaging and attribution methods.

               ILLEGALITY. If the Bank shall determine that it has become unlawful, as a result of any Regulatory Change, for the Bank to make, convert into or maintain Eurodollar Rate Loans as contemplated by this Agreement, the Bank shall promptly give notice of such determination to the Borrower, and (i) the obligation of the Bank to make or convert into Eurodollar Rate Loans, as the case may be, shall be suspended until the Bank gives notice that the circumstances causing such suspension no longer exist; and (ii) each of the Bank's outstanding Eurodollar Rate Loans, as the case may be, shall, if requested by the Bank, be converted into a Base Rate Loan not later than upon expiration of the Interest Period related to such Eurodollar Rate Loan, or, if earlier, on such date as may be required by the applicable Regulatory Change, as shall be specified in such request. Any such determination shall, in the absence of manifest error, be conclusive and binding for all purposes.

               FUNDING ASSUMPTIONS. Solely for purposes of calculating amounts payable by the Borrower to the Bank under this Article V, each Eurodollar Rate Loan made by the Bank (and any related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Interbank Rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a


                                      21.

comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

               OBLIGATION TO MITIGATE. The Bank agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 5.03(a) or 5.04, and in any event if so requested by the Borrower, the Bank shall use reasonable efforts to make, fund or maintain its affected Eurodollar Rate Loans through another Lending Office if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and if, in the reasonable opinion of the Bank, the making, funding or maintaining of such Eurodollar Rate Loans through such other Lending Office would not in any material respect be disadvantageous to the Bank or contrary to the Bank's normal banking practices.

                                   ARTICLE VI
                                    PAYMENTS

               SECTION VI.01     PAYMENTS.

               PAYMENTS. The Borrower shall make each payment under the Loan Documents, unconditionally in full without set-off, counterclaim or other defense, not later than 1:00 p.m. (Chicago time) on the day when due to the Bank in Dollars and in same day or immediately available funds, at the office and account of the Bank as from time to time shall be designated in a written notice by the Bank to the Borrower.

               AUTHORIZATION TO BANK. The Bank may (but shall not be obligated to), and the Borrower hereby authorizes the Bank to, charge any deposit account of the Borrower with the Bank for the amount of any payment which is not made by the time specified in subsection (a).

               EXTENSION. Whenever any payment hereunder shall be stated to be due, or whenever any Interest Payment Date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such Interest Payment Date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of such payment hereunder.

               APPLICATION. (i) Unless the Bank shall receive a timely election by the Borrower with respect to the application of any principal payments, each payment of principal by the Borrower shall be applied (A) first, to the Base Rate Loans then outstanding, and (B) second, to the Eurodollar Rate Loans then outstanding (in such manner as the Bank shall determine in its sole discretion).
(ii) Each payment by or on behalf of the Borrower hereunder shall, unless a specific determination is made by the Bank with respect thereto, be applied (A) first, to any fees, costs, expenses and other amounts (other than principal and interest) due the Bank; (B) second, to accrued and unpaid interest due the Bank; and (C) third, to principal due the Bank.

               SECTION VI.02     TAXES.


                                      22.

               NO REDUCTION OF PAYMENTS. The Borrower shall pay all amounts of principal, interest, fees and other amounts due under the Loan Documents free and clear of, and without reduction for or on account of, any present and future taxes, levies, imposts, duties, fees, assessments, charges, deductions or withholdings and all liabilities with respect thereto excluding, in the case of the Bank, income and franchise taxes imposed on or measured by Bank's net income (all such nonexcluded taxes, levies, imposts, duties, fees, assessments, charges, deductions, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes shall be required by law to be deducted or withheld from any payment, the Borrower shall increase the amount paid so that the Bank receives when due (and is entitled to retain), after deduction or withholding for or on account of such Taxes (including deductions or withholdings applicable to additional sums payable under this Section 6.02), the full amount of the payment provided for in the Loan Documents.

               DEDUCTION OR WITHHOLDING; TAX RECEIPTS. If the Borrower makes any payment hereunder in respect of which it is required by law to make any deduction or withholding, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and promptly thereafter shall furnish to the Bank an original or certified copy of a receipt evidencing payment thereof, together with such other information and documents as the Bank may reasonably request.

               INDEMNITY. If the Bank is required by law to make any payment on account of Taxes, or any liability in respect of any Tax is imposed, levied or assessed against the Bank, the Borrower shall indemnify the Bank for and against such payment or liability, together with any incremental taxes, interest or penalties, and all costs and expenses, payable or incurred in connection therewith, including Taxes imposed on amounts payable under this Section 6.02, whether or not such payment or liability was correctly or legally asserted. A certificate of the Bank as to the amount of any such payment shall, in the absence of manifest error, be conclusive and binding for all purposes.

               MITIGATION. The Bank agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would cause the Borrower to make any payment in respect of Taxes to the Bank or a payment in indemnification with respect to any Taxes, and in any event if so requested by the Borrower following such occurrence, the Bank shall use reasonable efforts to make, fund or maintain its affected Loan (or relevant part thereof) through another Lending Office if as a result thereof the additional amounts so payable by the Borrower would be avoided or materially reduced and if, in the reasonable opinion of the Bank, the making, funding or maintaining of such Loan (or relevant part thereof) through such other Lending Office would not in any material respect be disadvantageous to the Bank or contrary to the Bank's normal banking practices.


                                      23.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

               CONDITIONS PRECEDENT TO THE INITIAL LOAN. The obligation of the Bank to make its initial Loan shall be subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:

               FEES AND EXPENSES. The Borrower shall have paid (i) all fees then due in accordance with Section 3.03 and (ii) all invoiced costs and expenses then due in accordance with Section 11.04(a).

               LOAN DOCUMENTS. The Bank shall have received this Agreement, and, if requested by the Bank, the Note, executed by the Borrower.

               DOCUMENTS AND ACTIONS RELATING TO ACQUISITION. The Bank shall have received the following, in form and substance satisfactory to it:

                    (i) evidence (which may be in the form of a certificate of a Responsible Officer of the Borrower) that the Tender Offer Expiry Date has passed and there has been validly tendered, in accordance with the terms of the Tender Offer as amended or modified in accordance with the terms hereof, and for a share price not in excess of $25.50, sufficient shares to satisfy the Minimum Condition and evidence (which may be in the form of a certificate of a Responsible Officer of the Borrower) that all material terms and conditions of the Offer, other than payment for tendered shares, have been satisfied;

                    (ii) evidence (which may be in the form of a certificate of a Responsible Officer of the Borrower) that all (A) authorizations, consents or approvals of, notices to or filings with, any Governmental Authority, including pursuant to the Hart-Scott-Rodino Act, and (B) approvals and consents of any other Person, required in connection with the Tender Offer, the Acquisition or the execution, delivery and performance of the Loan Documents, shall have been obtained or made and that all applicable waiting periods have expired without notice of any action being taken by any Governmental Authority in relation to the Tender Offer, Acquisition or such Loan Documents; and

                    (iii) evidence (which may be in the form of a certificate of a Responsible Officer of the Borrower) that there has occurred no closing or funding in respect of bond or other Indebtedness, other than the Existing Credit Facility and other credit facilities of any Subsidiary existing on May 1, 1999, undertaken for the purposes of financing the Acquisition.

               ADDITIONAL CLOSING DOCUMENTS AND ACTIONS. The Bank shall have received the following, in form and substance satisfactory to it:

                    (i) evidence of completion, with results satisfactory to the Bank, of such investigations, reviews and audits with respect to the Borrower, the Purchaser and the Acquired Company and their respective business, operations and corporate affairs as the Bank


                                      25.

may deem appropriate, including in respect of litigation, tax, accounting, labor, insurance pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities relating to any of such Persons;

                    (ii) the pro forma balance sheet of the Borrower and its Subsidiaries as at March 31, 1999, and a pro forma projected Compliance Certificate as of June 30, 1999, each giving effect to the Acquisition and the transactions contemplated in connection therewith and reflecting good faith estimated purchase price accounting adjustments, together with satisfactory evidence of review of the balance sheet by an independent public accounting firm of recognized national standing; and

                    (iii) a certificate of a Responsible Officer of the Borrower, dated the Closing Date, stating that (A) the representations and warranties contained in Section 8.01 are true and correct on and as of the date of such certificate as though made on and as of such date and (B) on and as of the Closing Date, no Default shall have occurred and be continuing or shall result from the initial borrowing.

               CORPORATE DOCUMENTS. The Bank shall have received the following, in form and substance satisfactory to it:

                    (i) certified copies of the certificate or articles, as the case may be, of incorporation of the Borrower, and the Purchaser, together with certificates as to good standing and tax status, from the Secretary of State or other Governmental Authority, as applicable, of their respective states of incorporation, each dated as of a recent date prior to the Closing Date;

                    (ii) a certified true and complete copy of the Merger Agreement and such other Acquisition Documents as the Bank may reasonably specify; and

                    (iii) a certificate of the Secretary or Assistant Secretary of the Borrower and of the Purchaser, dated the Closing Date, certifying (A) copies of the bylaws of the Borrower and Purchaser and the resolutions of the Board of Directors of the Borrower and Purchaser authorizing the execution, delivery and performance of the Loan Documents and the Acquisition Documents to the extent either is a party thereto, and (B) the incumbency, authority and signatures of each officer of the Borrower authorized to execute and deliver the Loan Documents and the Acquisition Documents and act with respect thereto, upon which certificate the Bank may conclusively rely until it shall have received a further certificate of the Secretary or an Assistant Secretary of the Borrower canceling or amending such prior certificate.

               LEGAL OPINIONS. The Bank shall have received the opinions addressed to it or upon which it is expressly authorized to rely of the law firms of Oppenheimer Wolff & Donnelly, LLP, and Glenn, Rasmussen and Fogarty, P.A., and Mr. Gary M. Nelson, counsel to the Borrower, dated the Closing Date, in form and substance satisfactory to the Bank.

               CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Bank to make each Loan shall be subject to the satisfaction of each of the following conditions precedent:


                                      25.

               NOTICE. The Borrower shall have given the Notice of Borrowing as provided in Section 2.02;

               MATERIAL ADVERSE EFFECT. On and as of the date of such Loan, there shall have occurred no Material Adverse Effect since December 31, 1998 as to the Borrower and its Subsidiaries other than the Acquired Company, or since January 31, 1999 as to the Acquired Company;

               REPRESENTATIONS AND WARRANTIES; NO DEFAULT. On the date of such Loan, both before and after giving effect thereto and to the application of proceeds therefrom: (i) the representations and warranties contained in Section
8.01 and in the other Loan Documents shall be true, correct and complete on and as of the date of such Loan as though made on and as of such date; and (ii) no Default shall have occurred and be continuing or shall result from the making of such Loan. The giving of any Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Loan made following the Closing Date shall each be deemed a certification to the Bank that on and as of the date of such Loan such statements are true; and

               ADDITIONAL DOCUMENTS. The Bank shall have received, in form and substance satisfactory to it, such additional approvals, opinions, documents and other information as the Bank may reasonably request.

                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES

               REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank that:

               (a) CORPORATE EXISTENCE AND POWER.

                    (i) Each of the Borrower and each Material Subsidiary:

                           (A) is a corporation duly organized, validly existing
and in good standing under the laws of the jurisdiction of its incorporation;

                           (B) has the power and authority and all material
governmental licenses, authorizations, consents and approvals to own its assets and carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

                           (C) is duly qualified as a foreign corporation,
licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing would not adversely affect the business or operations of the Borrower or such Subsidiary in any significant manner; and

                           (D) is in compliance with all material Requirements
of Law


                                      26.

applicable to it.

                    (ii) Each Subsidiary of the Borrower which is not a Material
Subsidiary:

                           (A) is a corporation duly organized, validly existing
and in good standing under the laws of the jurisdiction of its incorporation;

                           (B) has the power and authority and all governmental
licenses, authorizations, consents and approvals to own its assets and carry on its business;

                           (C) is duly qualified as a foreign corporation,
licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

                           (D) is in compliance with all material Requirements
of Law applicable to it;

except where any failure to comply with the requirements of this subsection (ii) would not, individually or in the aggregate, result in a Material Adverse Effect.

               CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document and each Acquisition Document to which it is party, and by the Purchaser of each Acquisition Document to which it is party, and the consummation of the Acquisition have been duly authorized by all necessary corporate action, and do not and will not:

                    (i) contravene the terms of such entity's Organization Documents;

                    (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such entity is a party or any order, injunction, writ or decree of any Governmental Authority to which such entity or its property is subject; or

                    (iii) violate any Requirement of Law applicable to such entity.

               GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document or any Acquisition Document, or (ii) the consummation of the Tender Offer or the Acquisition.

               BINDING EFFECT(i) . (i) This Agreement and each other Loan Document to which the Borrower or any of its Subsidiaries is a party, when executed and delivered, will constitute the legal, valid and binding obligations of the Borrower and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency,


                                      27.

or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability;

                    (ii) The Merger Agreement is in full force and effect, enforceable against the parties thereto in accordance with its terms, and has not been amended or modified in any material respect since its date of execution. The Offer has not been amended or modified in any material respect; provided, however, that the Offer may be modified in order to defer the Tender Offer Expiry Date to a date not later than September 5, 1999, without the consent of the Bank, provided that the Bank is given prompt notice of such change.

               LITIGATION. Attached hereto as SCHEDULE 8.01(E) is a list of all material litigation in which the Borrower or any Subsidiary is a plaintiff or a defendant as of the Closing Date. Except as provided in SCHEDULE 8.01(E), there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, its Subsidiaries, the Acquired Company or their respective officers and directors, or any of their respective properties which:

                    (i) purport to affect or pertain to this Agreement, any other Loan Document or any Acquisition Document, or any of the transactions contemplated hereby or thereby; or

                    (ii) would reasonably be expected to have a Material Adverse Effect (and taking into account the reasonable likelihood of an adverse decision) as to the Borrower or the Acquired Company. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or any Acquisition Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

               NO DEFAULT. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

               ERISA COMPLIANCE. Except as referenced or provided for in either
SCHEDULE 8.01(E) or Schedule 8.01(g) attached hereto:

                    (i) To the best knowledge of the Borrower, no facts or circumstances exist which would reasonably be expected to have a Material Adverse Effect in connection with the failure of any Plan, or the failure of the Borrower, an ERISA Affiliate or any Person with regard to the Plan, to comply with the applicable provisions of ERISA, the Code and other Federal or state law. The Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding


                                      28.

waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

                    (ii) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or would, if determined adversely to the Borrower or any Plan, reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect.

                    (iii) To the best knowledge of the Borrower, (a) no ERISA Event has occurred or is reasonably expected to occur; (b) neither the Borrower nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither the Borrower nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (d) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

               TITLE TO PROPERTIES. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

               TAXES. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against the Borrower or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

               (j) FINANCIAL CONDITION.

                    (i) The audited consolidated financial statements of the Borrower and its Subsidiaries dated December 31, 1998 and the unaudited consolidated financial statements of the Borrower and its Subsidiaries dated March 31, 1999:

                           (A) were prepared in accordance with GAAP
consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and

                           (B) are complete, accurate and fairly present the
financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.


                                      29.

                    (ii) Except as disclosed in filings by the Borrower with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1998 and on Form 10-Q for the quarter ended March 31, 1999, since December 31, 1998, there has been no Material Adverse Effect as to the Borrower and its Subsidiaries.

                    (iii) As of the Closing Date, the Borrower and its consolidated Subsidiaries have not incurred any material Contingent Obligations except for those set forth on SCHEDULE 8.01(J).

                    (iv) The pro forma balance sheet of the Company and its Subsidiaries referred to in subsection 7.01(d)(ii) was prepared in accordance with GAAP, and is complete and accurate in all material respects and fairly presents the pro forma financial condition of the Company and its Subsidiaries as of the date thereof, and the projected Compliance Certificate also referred to in such subsection represents the Company's good faith best estimate of the matters set forth therein, based on assumptions as to future performance which the Company believes to be fair and reasonable as of the time made in the light of current and reasonably foreseeable business conditions.

               (k) ENVIRONMENTAL MATTERS.

                    (i) The on-going operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability that would reasonably be expected to have a Material Adverse Effect.

                    (ii) As of the Closing Date, except as specifically disclosed on SCHEDULE 8.01(K), none of the Borrower, any of its Subsidiaries or any of their respective present property or operations is subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

                    (iii) Except as specifically disclosed on SCHEDULE 8.01(K), there are no Hazardous Materials or other conditions or circumstances existing with respect to any property, or arising from operations of the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Borrower and its Subsidiaries that in the aggregate for any such condition, circumstance or property would reasonably be expected to have a Material Adverse Effect.

               REGULATED ENTITIES. None of the Borrower, any Person controlling the Borrower, or any Subsidiary of the Borrower, is (i) an "investment company" within the meaning of the Investment Borrower Act of 1940; or (ii) subject to regulation under the Public Utility Holding Borrower Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness, except that certain Persons who may be deemed to control the Borrower are registered investment companies within the meaning of the Investment Company Act of 1940.


                                      30.

               NO BURDENSOME RESTRICTIONS. Neither the Borrower nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

               SOLVENCY. The Borrower and each of its Material Subsidiaries are Solvent.

               LABOR RELATIONS. There are no strikes, lockouts or other labor disputes against the Borrower or any of its Subsidiaries, or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them before any Governmental Authority which, in any case, could reasonably be expected to have a Material Adverse Effect.

               COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC. Except for any failure to comply with the requirements of this Section 8.01(p) which would not, individually or in the aggregate, result in a Material Adverse Effect: (i) the Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person; (ii) to the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person; and
(iii) except as specifically disclosed on SCHEDULE 8.01(P) attached hereto, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed.

               MATERIAL SUBSIDIARIES AND EQUITY INVESTMENTS. As of the Closing Date, the Borrower has no Subsidiaries other than the Subsidiaries set forth on
SCHEDULE 8.01(Q) attached hereto. The Borrower has no Material Subsidiaries other than as set forth on SCHEDULE 8.01(Q) or as disclosed to the Bank pursuant to Section 9.01(c)(viii) (including their jurisdiction of incorporation) and has no Investment in any Person which is not a Subsidiary of the Borrower except for such Investments that do not exceed in the aggregate 10% of Consolidated Total Assets. All Investments of the Borrower and its Subsidiaries (other than Investments in Subsidiaries) with a net book value in excess of $1,000,000 as of the Closing Date are set forth on SCHEDULE 8.01(Q) attached hereto. For purposes of the representations and warranties in this Section 8.01, other than subsection (j), the Acquired Company shall at all times be deemed a "Subsidiary" of the Borrower. However, the Borrower's assurances under this Section 8.01 in relation to the Acquired Company shall be deemed warranties only, and not representations, in that the Borrower may or may not have personal knowledge of such matters.

               INSURANCE. As of the Closing Date, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies


                                      32.

engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

               YEAR 2000. On the basis of a comprehensive review and assessment of the Borrower's and its Subsidiaries' systems and equipment and inquiry made of the Borrower's and its Subsidiaries' material suppliers, vendors and customers, the Borrower's management is of the view that, except as specifically set forth in the Company's 10K filing dated December 31, 1998, or in its 10Q filing dated March 31, 1999, the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999), including costs of remediation, will not result in a Material Adverse Effect. The Borrower's management is of the view that the Borrower and its Subsidiaries have developed and are continuing to refine feasible contingency plans adequately to ensure uninterrupted and unimpaired business operation in the event of failure of their own or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers, and suppliers, as well as, to the extent reasonably feasible, a general failure of or interruption in its communications and delivery infrastructure.

               MERGER REPRESENTATIONS. All representations and warranties of the Purchaser or the Borrower in the Merger Agreement are true and correct in all material respects as of each date made or deemed made. To Borrower's knowledge, all representations and warranties of the Acquired Company in the Merger Agreement are true and correct in all material respects as of each date made or deemed made.

               DISCLOSURE. None of the representations or warranties made by the Borrower or any of its Subsidiaries in the Loan Documents as of the date of such representations and warranties, and none of the statements by the Borrower or any of its Subsidiaries contained in the Offer or in any other exhibit, report, certificate or written statement furnished by or on behalf of the Borrower or any of its Subsidiaries to the Bank in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading, as of the time made or delivered.

                                   ARTICLE IX
                                    COVENANTS

               AFFIRMATIVE COVENANTS. So long as any of the Obligations shall remain unpaid or the Bank shall have any Commitment, the Borrower agrees that:

               FINANCIAL STATEMENTS. The Borrower shall deliver to the Bank in form and detail satisfactory to the Bank:

                    (i) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited consolidated financial statements of the Borrower as of the end of such fiscal year, setting forth in each case in comparative form the figures for the previous year, and accompanied by the opinion of KPMG Peat Marwick LLP or another nationally-


                                      32.

recognized independent public accounting firm which report shall state that such consolidated financial statements present fairly in all material respects the financial position of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP; such opinion shall not be qualified or limited for any reason, including, without limitation, because of a restricted or limited examination by such accountant of any material portion of the Borrower's or any Subsidiary's records; and

                    (ii) as soon as available, but not later than 60 days after the end of each calendar quarter, a copy of the Borrower's quarterly report on Form 10-Q filed with the SEC with respect to such fiscal quarter and an operating report similar to that provided heretofore by the Borrower under the Existing Credit Facility showing the relevant data by business unit of the Borrower.

               CERTIFICATES; OTHER INFORMATION. The Borrower shall furnish to the Bank:

                    (i) concurrently with the delivery of the financial statements referred to in subsections 9.01(a) and (b) above, a Compliance Certificate, signed by a Responsible Officer;

                    (ii) copies of each registration statement (or prospectus contained therein) of the Borrower other than with respect to employee benefit plans, each periodic report regarding the Borrower required pursuant to Section 13 of the Exchange Act, each annual report, each proxy statement and any amendments to any of the above filed or reported by the Borrower with or to any securities exchange or the Securities and Exchange Commission, copies of each communication from the Borrower or any Subsidiary to the Borrower's shareholders generally, promptly upon the filing or making thereof and copies of such other filings, reports and communications with the Borrower's shareholders as the Bank may from time to time request;

                    (iii) upon release, copies of all financially material press releases;

                    (iv) promptly after the creation or Purchase of any Material Subsidiary, the name of such Subsidiary, a description of its business, the price paid for the stock or assets of such Subsidiary, its net worth and the value of its assets; and

                    (v) promptly, such additional business, financial, corporate affairs and other information as the Bank may from time to time reasonably request.

               NOTICES. The Borrower shall promptly notify the Bank upon a Responsible Officer of the Borrower obtaining knowledge:

                    (i) of the occurrence of any Default or Event of Default;

                    (ii) of (A) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect; and
(B) any dispute, litigation, investigation,


                                      33.

proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect (and taking into account the reasonable likelihood of an adverse decision);

                    (iii) of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary (a) which would reasonably be expected to have a Material Adverse Effect (and taking into account the reasonable likelihood of an adverse decision), or (b) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

                    (iv) of (A) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted or threatened against the Borrower or any of its Subsidiaries or any of their respective properties pursuant to any applicable Environmental Laws, (B) all other Environmental Claims, and (C) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any Subsidiary that could reasonably be anticipated to cause the property of the Borrower or any of its Subsidiaries or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws, if, individually or in the aggregate, the events or conditions described or the amount claimed in clauses (A), (B) and (C) would reasonably be expected to result in a Material Adverse Effect;

                    (v) of the occurrence of any ERISA Event affecting the Borrower or any ERISA Affiliate, and deliver to the Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event;

                    (vi) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Borrower delivered to the Bank pursuant to subsection 9.01(a);

                    (vii) of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any of its Subsidiaries;

                    (viii) of any Subsidiary (including its jurisdiction of incorporation) being or becoming a Material Subsidiary; and

                    (ix) of any change in any rating assigned by any rating agency with respect to the Borrower or any of its Subsidiaries.

               Each notice pursuant to this Section 9.01(c) shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action, if any, the Borrower proposes to take with respect thereto and at what time. Each notice under subsection 9.01(c)(i) shall describe with particularity


                                      34.

any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

               PRESERVATION OF CORPORATE EXISTENCE, ETC. The Borrower shall, and shall cause each of its Subsidiaries to:

                    (i) except as permitted in Section 9.02(b), preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

                    (ii) preserve and maintain in full force and effect all material rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 9.02(b);

                    (iii) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

                    (iv) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect, provided, however, that the Borrower shall not be deemed to be in default under this Section 9.01(d) if a Subsidiary (other than a Material Subsidiary) fails to comply herewith so long as such failure is not material.

               MAINTENANCE OF PROPERTY. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, make all necessary repairs thereto and renewals and replacements thereof, and to keep such property free of any Hazardous Materials, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, except as permitted by Section 9.02(b). The Borrower shall use at least the standard of care typical in the industry in the operation of its facilities.

               INSURANCE. The Borrower shall maintain, and shall cause each of its Material Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance. Upon request of the Bank, the Borrower shall furnish the Bank, at reasonable intervals (but not more than once per calendar year), a certificate of a Responsible Officer of the Borrower (and, if requested by the Bank, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Material Subsidiaries in accordance with this Section 9.01(f) (and which, in the case of a certificate of a broker, were placed through such broker).


                                      35.

               PAYMENT OF OBLIGATIONS. The Borrower shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

                    (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

                    (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

                    (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness;

provided, however, that the Borrower and its Subsidiaries shall not be deemed to be in default under this Section 9.01(g) if failure to comply herewith would not result in a Material Adverse Effect.

               COMPLIANCE WITH LAWS. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all material Requirements of Law applicable to it or its business (including the Federal Fair Labor Standards Act, and laws and regulations relating to tender offers), except such as may be contested in good faith or as to which a bona fide dispute may exist.

               INSPECTION OF PROPERTY AND BOOKS AND RECORDS. The Borrower shall maintain and shall cause each of its Material Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiaries. The Borrower shall permit, and shall cause each of its Material Subsidiaries to permit, representatives and independent contractors of the Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when a Default exists, (A) the Bank may do any of the foregoing with respect to the Borrower or any Subsidiary at any time during normal business hours and without advance notice and (B) such inspection, examination and meetings shall be at the Borrower's expense.

               (j) ENVIRONMENTAL LAWS.

                    (i) The Borrower shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws.

                                      36.

                    (ii) Upon the written request of the Bank, the Borrower shall submit to the Bank, at the Borrower's sole cost and expense, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 9.01(c)(iv).

               USE OF PROCEEDS. The Borrower may use the proceeds of the Loans solely (i) to fund the purchase of shares tendered pursuant to the Tender Offer, the consummation of the Clean-Up Merger and the payment of fees, costs and expenses arising directly out of the Acquisition, and (ii) to invest in Cash Equivalents pending application to the uses specified in clause (i).

               CLEAN-UP MERGER. Borrower shall ensure that the Clean-Up Merger is consummated on or before October 29, 1999.

               (m) FURTHER ASSURANCES.

                    (i) The Borrower shall ensure that all written information, exhibits and reports furnished to the Bank do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Bank and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

                    (ii) Promptly upon request by the Bank, the Borrower shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge and deliver any and all such further acts, certificates, assurances and other instruments as the Bank may reasonably require from time to time in order (A) to carry out more effectively the purposes of this Agreement or any other Loan Document, and (B) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Bank the rights granted or now or hereafter intended to be granted to the Bank under any Loan Document or under any other document executed in connection therewith.

               NEGATIVE COVENANTS. So long as any of the Obligations shall remain unpaid or the Bank shall have any Commitment, the Borrower agrees that:

               LIMITATION ON LIENS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

                    (i) any Lien created under any Loan Document;

                    (ii) Liens for taxes, fees, assessments or other governmental charges or statutory obligations which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 9.01(i), provided that no Notice of Lien has been filed or recorded under the Code;

                                      37.

                    (iii) Liens arising in the Ordinary Course of Business in connection with obligations (other than obligations for borrowed money) that are not overdue or which are being contested in good faith and by appropriate proceedings, including, but not limited to Liens under bid, performance and other surety bonds, supersedeas and appeal bonds, Liens on advance or progress payments received from customers under contracts for the sale, lease or license of goods, software or services and upon the products being sold or licensed, in each case securing performance of the underlying contract or the repayment of such advances in the event final acceptance of performance under such contracts does not occur; and Liens upon funds collected temporarily from others pending payment or remittance on their behalf;

                    (iv) Liens (other than any Lien imposed by ERISA) required in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security legislation;

                    (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

                    (vi) purchase money security interests on any property acquired or held by the Borrower or its Subsidiaries in the Ordinary Course of Business securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property to the extent permitted under Section 9.02(d); PROVIDED, however, that (A) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (B) such Lien attaches solely to the property so acquired in such transaction, and (C) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property;

                    (vii) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (B) such deposit account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution;

                    (viii) rights of holders of notes or debentures issued by the Borrower or any Subsidiary in deposits placed in trust to legally or "in substance" defease such notes or debentures; and

                    (ix) any Lien (not otherwise permitted by this Section 9.02(a)) securing an obligation of the Borrower or any Subsidiary if the aggregate amount of all such obligations secured by all such Liens does not exceed 15% of Consolidated Total Assets; provided, however, that the assets of any Material Subsidiary may only be subject to Liens permitted under this subsection 9.02(a)(ix) which secure obligations that do not exceed 15% of such Material Subsidiary's total assets, as determined in accordance with GAAP.

                                      38.

               (b) MERGERS, CONSOLIDATIONS AND DISPOSITIONS OF ASSETS.

                    (i) Except as provided in Section 9.02(b)(ii), the Borrower shall not, and shall not permit any of its Subsidiaries to: (i) sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of related transactions) any property or assets (including accounts and notes receivable, with or without recourse) (collectively, "transfer") to any Person except in the Ordinary Course of Business; (ii) transfer to any Person other than the Borrower or a Subsidiary any outstanding capital stock that has been issued by any Subsidiary; or (iii) consolidate with or merge into any other Person.

                    (ii) Subsection 9.02(b)(i) shall not apply to or restrict:

                           (A) the merger or consolidation of any third
Person with or into the Borrower or any existing Subsidiary of the Borrower, provided that (1) no Default or Event of Default has occurred and is continuing at the time of, or would result from, the consummation of such merger or consolidation, and (2) either (x) the Borrower or such existing Subsidiary of the Borrower is the surviving entity in such merger or, if the third Person or a new entity is the surviving or resulting entity in such merger or consolidation, it becomes a Subsidiary of the Borrower by virtue of such merger or consolidation with an existing Subsidiary, or (y) if the merger or consolidation involves an existing Subsidiary of the Borrower and clause (2)(x) is not applicable, the transaction would be permitted by subsection 9.02(b)(ii)(I) utilizing the net book value of the Subsidiary;

                           (B) the merger or consolidation of any Subsidiary
into the Borrower, or with or into any other Subsidiaries, provided that if any such transaction is between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary is the continuing or surviving corporation;

                           (C) the transfer by any Subsidiary of the Borrower
of any assets (upon voluntary liquidation or otherwise) to the Borrower or a Wholly-Owned Subsidiary of the Borrower;

                           (D) transfers of real estate not used or useful in
the business of the Borrower and its Subsidiaries, any bulk sale of inventory not representing a then current product line of the Borrower or its Subsidiaries, or any sale of property or assets used in connection with discontinued or abandoned product lines of the Borrower or its Subsidiaries;

                           (E) the sale of equipment to the extent that such
equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

                           (F) the transfer of assets by the Borrower to any
of its Subsidiaries if such transfer is a sale for fair market value and the consideration received by the Borrower is cash;

                                      39.

                           (G) the transfer, merger or consolidation of other
assets listed on SCHEDULE 9.02(B) attached hereto;

                           (H) any transfer of assets by the Borrower or any
of its Subsidiaries to any Person in connection with the extension of Indebtedness or making an investment or acquisition transaction or business combination otherwise permitted under this Agreement; and

                           (I) transfers of assets not otherwise permitted
hereunder (whether by merger, consolidation or otherwise) occurring after the Closing Date which are made for fair market value; provided, however, that
(1) at the time of any transfer, no Default or Event of Default exists or would result from such transfer and (2) the aggregate net book value of all assets so transferred per annum by the Borrower and its Subsidiaries together shall not exceed 5% of Consolidated Total Assets.

               CASH INVESTMENTS; MINORITY INVESTMENTS. The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) invest any assets classified in accordance with GAAP on the Borrower's consolidated balance sheet as "cash and equivalents" or "short-term investments" in investments other than Cash Equivalents and investment grade marketable securities or
(ii) make any Investment in any Person which is not a Subsidiary of the Borrower except for such Investments that, when aggregated with the Investments set forth on SCHEDULE 8.01(Q) hereto, do not exceed in the aggregate 10% of Consolidated Total Assets.

               INDEBTEDNESS. The Borrower shall not, and shall not permit any of its Subsidiaries to, incur, assume or suffer to exist any Indebtedness (i) if a Default or Event of Default has occurred and is continuing or would result from the incurrence or assumption of such Indebtedness or (ii) if the aggregate principal amount of all such Indebtedness of such Subsidiaries would exceed 10% of Consolidated Net Worth.

               CONTINGENT OBLIGATIONS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

                    (i) Contingent Obligations incurred pursuant to this Agreement;

                    (ii) endorsements for collection or deposit in the Ordinary Course of Business; and

                    (iii) Contingent Obligations of the Borrower and its Subsidiaries in an aggregate amount not in excess of $45,000,000.

               USE OF PROCEEDS. The Borrower shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the Loan proceeds, directly or indirectly, in violation of any law or regulation relating to Margin Stock.

               HOSTILE ACQUISITIONS. The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) Purchase, or attempt to Purchase, any Person by means of a public debt or

                                      40.

equity tender offer or other unsolicited takeover (or the equivalent thereof in any jurisdiction) or (ii) engage in a proxy contest (or the equivalent thereof in any jurisdiction) for control of the board of directors (or the functional equivalent thereof) of any Person, in either case which has not been approved and recommended by the board of directors (or the functional equivalent thereof) of the Person being acquired or proposed to be acquired or which is the subject of such proxy contest.

               LEASE OBLIGATIONS. The Borrower shall not permit the aggregate minimum non- cancelable payment commitments in respect of Operating Leases for the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP at the end of any fiscal year to exceed, for any subsequent fiscal year, $60,000,000 (exclusive of $16,000,000, or such lesser amount as may be reserved in the Borrower's consolidated financial statements to pay such commitments).

               INTEREST COVERAGE RATIO. On and after the Closing Date, the Borrower shall not permit its ratio of (i) EBIT to (ii) Consolidated Interest Expense, all calculated on a consolidated basis for the immediately preceding four fiscal quarters of the Borrower, to be less than 2.75 to 1.00.

               DEBT/TOTAL CAPITALIZATION. On and after the Closing Date, the Borrower shall not permit its ratio of (i) Consolidated Indebtedness to (ii) the sum of Consolidated Indebtedness plus Consolidated Net Worth, all calculated as of the end of the immediately preceding fiscal quarter of the Borrower, to be greater than 50%.

               CHANGE IN BUSINESS. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the Closing Date; or (b) extend any material amount of Indebtedness to or make any material equity investment in any Person which engages in one or more lines of business all of which are substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the Closing Date; or (c) enter into any joint venture which engages in a material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the Closing Date.

               ACCOUNTING CHANGES. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the fiscal year of the Borrower or of any of its consolidated Subsidiaries.

               CONTRACTS OF SUBSIDIARIES. The Borrower shall not permit any of its Subsidiaries (other than Ceridian Canada Ltd. and its Subsidiaries) to enter into any contract restricting the ability of such Subsidiary to pay dividends or make loans to the Borrower or Subsidiaries of the Borrower.

               ACQUISITION DOCUMENTS. Neither the Borrower nor any of its Subsidiaries shall amend the Merger Agreement in any material respect or waive any material term or provision thereof.

                                      41.

                                    ARTICLE X
                                EVENTS OF DEFAULT

               EVENTS OF DEFAULT. Any of the following events which shall occur shall constitute an "Event of Default":

               NON-PAYMENT. The Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within 5 days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document; or

               REPRESENTATION OR WARRANTY. Any representation or warranty by the Borrower or any of its Subsidiaries made or deemed made herein, or which is contained in any certificate, document or financial or other statement by the Borrower, any of its Subsidiaries, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

               SPECIFIC DEFAULTS. The Borrower fails to perform or observe any term, covenant or agreement contained in subsection 9.01(c)(i), 9.01(c)(ii), 9.01(c)(iii), 9.01(c)(iv) or 9.01(c)(vi) or Section 9.01(i) or
in Section 9.02; or the Borrower fails to perform or observe any term, covenant or agreement contained in Section 9.01(a) or 9.01(b) or in subsection 9.01(c)(v), 9.01(c)(vii), 9.01(c)(viii) or 9.01(c)(ix), and such default continues unremedied for a period of 10 days; or

               OTHER DEFAULTS. The Borrower fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default continues unremedied for a period of 20 days; or

               CROSS-DEFAULT. The Borrower or any of its Subsidiaries (i) fails to make any required payment when due in respect of any Indebtedness or Contingent Obligation having a principal or face amount of $7,500,000 or more when due or any Rate Contract having a notional amount of $7,500,000 or more when due (whether at scheduled maturity or required prepayment or by acceleration, demand, or otherwise); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

               INSOLVENCY; VOLUNTARY PROCEEDINGS. The Borrower or any other Subsidiary of the Borrower (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether

                                      42.

at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; provided, however, that it shall not be an Event of Default under this subsection (f) if any Subsidiary of the Borrower to which this subsection applies does not have annual revenues in excess of 1% of the consolidated revenues of the Borrower or net worth which constitutes more than 5% of the Consolidated Net Worth of the Borrower in the fiscal year immediately preceding the date this subsection first becomes applicable to such Subsidiary; or

               INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any other Subsidiary of the Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower's or any of its Subsidiaries' properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Borrower or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Borrower or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; provided, however, that it shall not be an Event of Default under this subsection (g) if any Subsidiary of the Borrower (other than a Guarantor) to which this subsection applies does not have annual revenues in excess of 1% of the consolidated revenues of the Borrower or net worth which constitutes more than 5% of the Consolidated Net Worth of the Borrower in the fiscal year immediately preceding the date this subsection first becomes applicable to such Subsidiary; or

               ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or (ii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

               MONETARY JUDGMENTS. One or more final (non-interlocutory) judgments, orders or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

               OWNERSHIP. Any Person or group of Persons is the beneficial owner of 30% or more of the voting power of the Borrower for a period of 30 days or more. For purposes of this

                                      43.

subsection (j), the terms "group" and "beneficial owner" shall have the meanings given to those terms in Section 13 of the Securities Exchange Act of 1934, as amended.

               EFFECT OF EVENT OF DEFAULT. If any Event of Default shall occur and be continuing, the Bank may (a) by notice to the Borrower, (i) declare the Commitment to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the entire unpaid principal amount of the Loans and the Notes (if any), all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, whereupon the Loans and the Notes, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, PROVIDED that if an event described in Sections 10.01(f) or 10.01(g) shall occur, the result which would otherwise occur only upon giving of notice by the Bank to the Borrower as specified in this clause (a) shall occur automatically, without the giving of any such notice; and (b) whether or not the actions referred to in clause (a) have been taken, (i) exercise any or all of the Bank's rights and remedies available to the Bank under the Loan Documents and applicable law.

                                   ARTICLE XI
                                  MISCELLANEOUS

               AMENDMENTS AND WAIVERS. No amendment to any provision of this Agreement and the other Loan Documents shall be effective unless it is in writing and has been signed by the Bank and the Borrower, and no waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Borrower or other party therefrom, shall be effective unless it is in writing and has been signed by the Bank. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

               NOTICES.

               NOTICES. All notices and other communications provided for hereunder and under the other Loan Documents shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth on the signature page hereto, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by hand, when delivered;
(ii) if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class (or air mail, with respect to communications to be sent to or from the United States), postage prepaid; and (iii) if sent by facsimile transmission, when sent; PROVIDED, HOWEVER, that notices and communications to the Bank pursuant to Articles II, III and IV shall not be effective until received.

               FACSIMILE AND TELEPHONIC NOTICE. The Borrower acknowledges and agrees that the agreement of the Bank herein and in any other Loan Document to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrower. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized

                                      44.

by the Borrower to give such notice and the Bank shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and the other Obligations shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

               NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of the Bank to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Bank.

               SECTION XI.04 COSTS AND EXPENSES; INDEMNIFICATION.

               COSTS AND EXPENSES. The Borrower agrees to pay on demand, whether or not the transactions contemplated hereby shall be consummated:

                    (i) the reasonable out-of-pocket costs and expenses of the Bank and any of its Affiliates, and the reasonable fees and disbursements of counsel to the Bank (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents, and any amendments, modifications or waivers of the terms thereof, and in connection with the negotiation, documentation and closing of any Syndication;

                    (ii) all search, recording, filing and similar costs, fees and expenses reasonably incurred or sustained by the Bank or any of its Affiliates in connection with the Loan Documents; and

                    (iii) all costs and expenses of the Bank and its Affiliates, and fees and disbursements of counsel (including allocated costs of internal counsel), in connection with (A) any Default, (B) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, and (C) any out-of-court workout or other refinancing or restructuring or any Insolvency Proceeding, including any losses, costs and expenses sustained by the Bank as a result of any failure by the Borrower to perform or observe its obligations contained in the Loan Documents.

               INDEMNIFICATION. Whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby agrees to indemnify the Bank and any Related Person thereof (each an "Indemnified Person") against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person (including allocated costs of internal

                                      45.

counsel), which may be imposed on, incurred by, or asserted against any Indemnified Person, (i) in any way relating to or arising out of any of the Loan Documents, the use or intended use of the proceeds of the Loans, the Acquisition or the transactions contemplated hereby or thereby, (ii) with respect to any investigation, litigation or other proceeding relating to any of the foregoing, irrespective of whether the Indemnified Person shall be designated a party thereto (the "Indemnified Liabilities"); PROVIDED that the Borrower shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

               OTHER CHARGES. The Borrower agrees to indemnify the Bank against and hold it harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of the Loan Documents.

               OBLIGATIONS UNDER EXISTING CREDIT FACILITY. All rights of the Bank in respect of any indemnification and otherwise for reimbursement or payment of any losses, costs, charges, expenses or disbursements (including fees and disbursements of counsel) hereunder shall be in addition to those set forth in the Existing Credit Facility.

               RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default the Bank hereby is authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not the Bank shall have made any demand under this Agreement or any such other Loan Document and although such Obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank; PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 11.05 are in addition to other rights and remedies (including other rights of set-off) which the Bank may have.

               SURVIVAL. All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of the Notes, and shall continue in full force and effect so long as the Bank has any Commitment, any Loans remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act under any Loan Document remains unsatisfied. Without limiting the generality of the foregoing, the obligations of the Borrower under Sections 5.02, 5.03, 6.02 and 11.04, and all similar obligations under the other Loan Documents (including all obligations to pay costs and

                                      46.

expenses and all indemnity obligations), shall survive the repayment of the Loans and the termination of the Commitment.

               BENEFITS OF AGREEMENT. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

               SECTION XI.08 BINDING EFFECT; ASSIGNMENT; SYNDICATION.

               BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Bank and thereafter shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Bank and their respective successors and assigns.

               ASSIGNMENT. The Borrower shall not have the right to assign its rights and obligations hereunder or under the other Loan Documents or any interest herein or therein without the prior written consent of the Bank. The Bank may sell, assign, transfer or grant participations in all or any portion of the Bank's rights and obligations hereunder and under the other Loan Documents on the basis set forth below in this subsection.

                    (i) Except in the case of assignments to an Affiliate of the Bank, any assignment shall be to an Eligible Assignee and shall be subject to the prior written consent of the Borrower at all times other than during the existence of an Event of Default, which consent shall not be unreasonably withheld.

                    (ii) In the event of any such assignment, upon notice thereof to the Borrower, the assignee shall be deemed a "Bank" for all purposes of this Agreement and the other Loan Documents with respect to the rights and obligations assigned to it, and the obligations of the Bank so assigned shall thereupon terminate.

                    (iii) In the event of any partial assignment, the Bank, the Borrower and such assignee shall enter into such amendments to this Agreement and the other Loan Documents as shall be necessary to effect such assignment. Additionally, upon the request of the Bank or the assignee, the Borrower shall execute and deliver substitute Notes to the Bank or the assignee, dated the effective date of such assignment, setting forth the respective portions of the reallocated Commitment as the maximum principal amount thereof (in the case of substitute Notes), or the principal amount of the Loan[s] held by Bank and assignee, or, if such assignment shall occur prior to the Term Expiry Date, setting forth their respective portions of the reallocated Commitment as the maximum principal amount thereof (in the case of substitute Notes), and containing other appropriate insertions, and the Bank shall thereupon return the Notes previously held by it.

                    (iv) At its election, the Bank may decide to enter into a post-closing syndication of the Loans (the "Syndication"), and, in such event, the Borrower agrees to actively assist Banc of America Securities LLC ("BAS") as sole and exclusive lead arranger and book manager in achieving a prompt syndication of the Loans to such banks and other financial

                                      47.

institutions as are mutually and reasonably satisfactory to the Borrower, the Bank and BAS. Such assistance shall include, without limitation, the Borrower providing and causing its advisers to provide the Bank, BAS and the other financial institutions potentially party thereto, upon request, with all information reasonably deemed necessary to complete such syndication, assistance in the preparation of an offering memorandum, the use by the Borrower of commercially reasonable efforts to ensure that the syndication efforts benefit materially from the Borrower's existing lending relationships, and making its senior management and advisers available as necessary. In addition, the Borrower shall cooperate with the Bank and BAS in promptly executing syndicate loan documentation containing substantive provisions no more onerous to the Borrower than those contained in this Agreement, in order to better evidence the syndicated arrangement and to facilitate a prompt syndication, but which may, however, include customary provisions relating to foreign (non-U.S.) syndicate member banks. In addition, the Borrower shall comply with all of the terms and provisions relating to such post-closing syndication as are set forth in that commitment letter dated May 4, 1999 relating to this Agreement (the "Commitment Letter").

                    (v) In the event of any grant of a participation, the Bank shall remain the "Bank" for purposes of this Agreement, the Borrower shall continue to deal solely and directly with the Bank in connection with this Agreement and the other Loan Documents and the participant shall not have any of the rights of the Bank under this Agreement or the other Loan Documents, except that the participant shall (A) be deemed to have a right of setoff under Section 11.05 in respect of its participation to the same extent as if it were the "Bank" hereunder, PROVIDED that such participant shall have agreed to share any amount so realized with the Bank on terms and conditions satisfactory to the Bank, and (B) such participant shall also be entitled to the benefits of Sections 5.02, 5.03, 6.02 and 11.04.

                    (vi) The Borrower agrees that in connection with any such grant or assignment, the Bank may deliver to the prospective participant or assignee financial statements and other relevant information relating to the Borrower and its Subsidiaries.

                    (vii) The Bank shall obtain from any such prospective participant or assignee a confidentiality agreement in which such participant or assignee agrees to an obligation of confidentiality substantially similar to the terms of Section 11.12.

               GOVERNING LAW AND JURISDICTION.

               (a) THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

               (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER AND THE BANK CONSENTS, FOR ITSELF

                                      48.

AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER AND THE BANK EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

               WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

               LIMITATION ON LIABILITY. No claim shall be made by the Borrower or its Affiliates against the Bank or any of its Related Persons for any special, indirect, exemplary, consequential or punitive damages in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by the Loan Documents or any act or omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

               CONFIDENTIALITY. The Bank shall hold all non-public information relating to the Borrower and its Subsidiaries and the Acquired Company obtained by it under this Agreement in accordance with its customary procedures for handling confidential information of this nature, except for: (a) disclosure to its Affiliates or to its counsel or to any agent or advisor acting on its behalf in connection with the negotiation, execution or performance of the Loan Documents; (b) disclosure as reasonably required in connection with a transfer to a prospective assignee or participant of all or part of its Loans or any participation therein, as provided in Section 11.08(b); (c) disclosure as may be required or requested by any Governmental Authority or representative


                                      49.

thereof or pursuant to legal process; (d) disclosure to any Person and in any proceeding necessary in the Bank's judgment to protect its interests in connection with any claim or dispute involving the Bank; and (e) any other disclosure with the prior written consent of the Borrower. Prior to any disclosure by the Bank of such non-public information permitted under clause (c) (other than in connection with an examination of the financial condition of the Bank or any of its Affiliates by any Governmental Authority), it shall, if permitted by applicable laws or judicial order, notify the Borrower of such pending disclosure. In no event shall the Bank or be obligated or required to return any materials furnished by the Borrower or its Subsidiaries. Notwithstanding the foregoing, such obligation of confidentiality shall not apply if the information or substantially similar information (i) is rightfully received by the Bank from a Person other than the Borrower or any of its Affiliates without the Bank being under an obligation to such Person not to disclose such information, or (ii) is or becomes part of the public domain.

               ENTIRE AGREEMENT. The Loan Documents reflect the entire agreement between the Borrower and the Bank with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

               SEVERABILITY. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

               COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)


                                      50.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

                                      THE BORROWER

                                      CERIDIAN CORPORATION



                                      By:
                                         ---------------------------------------
                                         Title:

                                      ADDRESS FOR NOTICES:

                                      8100 34th Avenue South
                                      Minneapolis, Minnesota 55425
                                      Attention:  Treasury Department
                                      Facsimile:  (612) 853-3932
                                      Telephone:  (612) 853-5265

                                      THE BANK

                                      BANK OF AMERICA NATIONAL TRUST
                                      AND SAVINGS ASSOCIATION


                                      By:
                                         ---------------------------------------
                                         Title:  Vice President

                                      ADDRESS FOR NOTICES:

                                      Bank of America National Trust and Savings
                                      Association
                                      555 California Street, 41st Floor
                                      San Francisco, California 94104
                                      Attn:  Kenneth J. Beck
                                      Re:  Ceridian
                                      Facsimile:  (415) 622-4585
                                      Telephone:  (415) 953-5753


                                      51.

                                    EXHIBIT A


                                  FORM OF NOTE


                                                 [________________, ___________]
$450,000,000                                                      June ___, 1999



               FOR VALUE RECEIVED, the undersigned, Ceridian Corporation, a Delaware corporation (the "Borrower"), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of Bank of America National Trust and Savings Association (the "Bank"), the principal sum of FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000) or, if less, the aggregate outstanding principal amount of the Loans made by the Bank to the Borrower pursuant to the Credit Agreement referred to below.

               The Borrower further promises to pay interest on the Loans outstanding hereunder from time to time at the interest rates, and payable on the dates, set forth in the Credit Agreement.

               Both principal and interest are payable to the Bank in lawful money of the United States of America and in same day funds, or such other funds as shall be separately agreed upon by the Borrower and the Bank as provided in the Credit Agreement, in accordance with the Bank's payment instructions. All payments hereunder shall be made to the Bank unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defense, and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto.

               This promissory note is one of the Notes referred to in, and is subject to and entitled to the benefits of, the Credit Agreement dated as of June 7, 1999 (as amended, modified, renewed or extended from time to time, the "Credit Agreement") among the Borrower, and the Bank. Capitalized terms used herein shall have the respective meanings assigned to them in the Credit Agreement.

               The Credit Agreement provides, among other things, for acceleration (which in certain cases shall be automatic) of the maturity hereof upon the occurrence of certain stated events, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.

               This promissory note is subject to prepayment in whole or in part as provided in the Credit Agreement.


                                      A-1.

               THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.


                                      CERIDIAN CORPORATION


                                      By:
                                         ---------------------------------------
                                         Title:


                                      A-2.

                                    EXHIBIT B

                           FORM OF NOTICE OF BORROWING



Date:  ______________

To:       Bank of America National Trust
          and Savings Association



Ladies and Gentlemen:

               The undersigned, Ceridian Corporation, a Delaware corporation (the "Borrower"), refers to the Credit Agreement, dated as of June 7, 1999 (as extended, renewed, amended or restated from time to time, the "Credit Agreement"), between the Borrower and Bank of America National Trust and Savings Association (the "Bank"), the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.02 of the Credit Agreement, of the borrowing specified below:

               1.  The Business Day of the proposed borrowing is
                   _______________.

               2. The aggregate amount of the proposed borrowing is $_______________.

               3. The borrowing is to be comprised of [Base Rate] [Eurodollar Rate] Loans.

               4. The interest rate basis for the Eurodollar Rate Loans included in the borrowing shall be [LIBOR] [IBOR].

               5. The duration of the Interest Period for the Eurodollar Rate Loans included in the borrowing shall be ________ months.

               6. The payment instructions with respect to the funds to be made available to the Borrower are as follows: --------------.

               7. The Borrower hereby certifies that all conditions to borrowing set forth in Section 7.02 are satisfied.


                                      CERIDIAN CORPORATION


                                      By:
                                         ---------------------------------------
                                         Title:


                                      B-1.

                                    EXHIBIT C

                         FORM OF COMPLIANCE CERTIFICATE



______________________
______________________
______________________

                  Re:   Ceridian Corporation


Ladies and Gentlemen:

                  This Compliance Certificate is made and delivered pursuant to the Credit Agreement dated as of June 7, 1999 (as amended, modified, renewed or extended from time to time, the "Credit Agreement") between Ceridian Corporation (the "Borrower"), and Bank of America National Trust and Savings Association (the "Bank"). All capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
This Compliance Certificate relates to the accounting period ending __________,
_____.

                  I am the [chief financial officer] of the Borrower. I have reviewed the terms of the Credit Agreement and I have made, or caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during such accounting period. I hereby certify that the information set forth hereto (and on any additional schedules hereto setting forth further supporting detail) is true, accurate and complete as of the end of such accounting period.

                  I hereby further certify that (i) as of the date hereof that no Default has occurred and is continuing, and (ii) on and as of the date hereof, there has occurred no Material Adverse Effect since the date of the last financial statements delivered to the Bank pursuant to the Credit Agreement, except in each case as may be set forth in a separate attachment hereto describing in detail the nature of each condition or event constituting an exception to the foregoing statements, the period during which it has existed and the action which the Borrower is taking or proposes to take with respect to each such condition or event.

                  IN WITNESS WHEREOF, the undersigned officer has signed this Compliance Certificate this ____ day of _______________, _______.





                                                       [Chief Financial Officer]


                                      C-1.

                                    EXHIBIT D

                    FORM OF NOTICE OF CONVERSION/CONTINUATION



Date:  ______________

To:   Bank of America National Trust
      and Savings Association



Ladies and Gentlemen:

               The undersigned, Ceridian Corporation, a Delaware corporation (the "Borrower"), refers to the Credit Agreement, dated as of June 7, 1999 (as extended, renewed, amended or restated from time to time, the "Credit Agreement"), between the Borrower and Bank of America National Trust and Savings Association (the "Bank"), the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.05 of the Credit Agreement, of the [conversion] [continuation] specified below:

               1.  The conversion/continuation date is ______________.

               2. The aggregate amount of the Loans to be [converted] [continued] is $_______________.

               3. The Loans are to be [converted into] [continued as] [Eurodollar Rate Loans][Base Rate Loans].

               4. [The duration of the Interest Period for the Eurodollar Rate Loans included in the [conversion] [continuation] shall be [____] months.]

               5. [The interest rate basis for the Eurodollar Rate Loans included in the [conversion] [continuation] shall be [LIBOR] [IBOR].]



                                       CERIDIAN CORPORATION


                                       By:
                                          --------------------------------------

                                       Title:
                                             -----------------------------------


                                      D-1